EXHIBIT 2.1

AGREEMENT AND PLAN OF MERGER

among

RENOVARO, INC.

RENOVARO ACQUISITION SUB,

and

BIOSYMETRICS, INC.

Dated February 26, 2025

Table of Contents

i

Page

EXHIBITS

Exhibit A	Form of Certificate of Incorporation of the Surviving Corporation

Exhibit B	Parent Knowledge Group

Exhibit C	Company Knowledge Group

Exhibit D	Form of Lock-Up Agreement

Exhibit E	Form of Escrow Agreement

Exhibit F	Form of Letter of Transmittal

Exhibit G	Company Financial Statements

Exhibit H	Payment Schedule

Exhibit I	Certificates

Schedules

Company Disclosure Schedules

Parent Disclosure Schedules

Index of Defined Terms

Affiliate	Section 10.03
After Consultation	Section 10.03
Anti-Takeover Laws	Section 3.03(b)
Business Day	Section 10.03
Certificate of Merger	Section 1.03
Certificates	Section 2.01(c)(i)
Closing	Section 1.02
Closing Date	Section 1.02
Code	Section 10.03
Company	Preamble
Company Benefit Plans	Section 3.17(a)
Company Board	Section 3.03(b)
Company Bylaws	Section 3.01(b)
Company Capital Stock	Section 3.02(a)
Company Charter	Section 3.01(b)
Company Common Stock	Recitals
Company Contracts	Section 3.10(a)
Company Employee	Section 6.04(a)
Company ERISA Affiliate	Section 10.03
Company Financial Statements	Section 3.05(c)
Company Governing Documents	Section 3.01(b)
Company Intellectual Property	Section 10.03
Company Intervening Event	Section 10.03
Company Leased Property	Section 3.08(b)
Company Material Adverse Effect	Section 10.03
Company Options	Section 2.03(a)
Company Owned Property	Section 3.08(a)
Company Pension Plans	Section 3.18(a)
Company Preferred Stock	Section 3.02(a)
Company Property	Section 3.09(b)
Company Recommendation	Section 3.03(b)
Company Registered IP	Section 3.10(a)
Company Representation Letter	Section 6.09
Company Restricted Stock	Section 2.03(b)
Company Schedules	Article III
Company Stock Plans	Section 10.03
Company Stockholder Approval	Section 3.03(c)
Company Subsidiaries	Section 3.01(a)
Company Takeover Proposal	Section 10.03
Company Trade Secrets	Section 10.03
Company Treasury Stock	Section 3.02(a)
Confidentiality Agreement	Section 6.02
Consent	Section 3.04(b)
Contract	Section 3.02(a)
Control	Section 10.03
DGCL	Section 1.01
DOJ	Section 6.03(a)
Effective Time	Section 1.03
Environmental Laws	Section 10.03
Environmental Permits	Section 10.03
Equity Interest	Section 10.03
ERISA	Section 3.17(a)
Exchange Act	Section 10.03

v

Exchange Agent	Section 2.02(a)
Exchange Fund	Section 2.02(a)
Exchange Ratio	Section 2.01(c)(i)
Filing	Section 3.04(b)
FTC	Section 6.03(a)
GAAP	Section 10.03
Governmental Entity	Section 3.04(b)
Hazardous Materials	Section 10.03
Intellectual Property	Section 10.03
Judgment	Section 10.03
Knowledge	Section 10.03
Law	Section 10.03
Lien	Section 10.03
Merger	Recitals
Merger Consideration	Section 2.01(c)(i)
Merger Sub	Preamble
NASDAQ	Section 10.03
Ordinary Course of Business	Section 10.03
Outside Date	Section 8.01(b)(i)
Parent	Preamble
Parent Benefit Plans	Section 4.18(a)
Parent Board	Section 4.03(b)
Parent Bylaws	Section 4.01(b)
Parent Capital Stock	Section 4.02(a)
Parent Charter	Section 4.01(b)
Parent Common Stock	Recitals
Parent Common Stock Price	Section 10.03
Parent Contracts	Section 4.11(a)
Parent ERISA Affiliate	Section 10.03
Parent Financial Statements	Section 4.05(c)
Parent Governing Documents	Section 4.01(b)
Parent Intellectual Property	Section 10.03
Parent Leased Property	Section 4.09(b)
Parent Material Adverse Effect	Section 10.03
Parent Options	Section 10.03
Parent Owned Property	Section 4.09(a)
Parent Pension Plans	Section 4.18(a)
Parent Preferred Stock	Section 4.02(a)
Parent Property	Section 4.09(b)
Parent Registered IP	Section 4.10(a)
Parent Representation Letter	Section 6.09
Parent Restricted Stock	Section 10.03
Parent Schedules	Article IV
Parent SEC Documents	Section 4.05(a)
Parent Stock Plan	Section 10.03
Parent Subsidiaries	Section 4.01(a)
Permitted Lien	Section 10.03
Permits	Section 3.11
Person	Section 10.03
Prior Company Transaction Candidates	Section 5.03(a)
Prior Parent Transaction Candidates	Section 5.03(a)
Proceeding	Section 10.03
Reference Date	Section 3.02(a)
Related Persons	Section 10.03
Release	Section 10.03
Representation Letters	Section 6.09
Representative	Section 10.03
Sarbanes-Oxley Act	Section 10.03
SEC	Section 10.03
Securities Act	Section 10.03
Stock Consideration	Section 2.01(c)(ii)
subsidiary	Section 10.03
Surviving Corporation	Section 1.01
Tax Opinions	Section 6.09
Tax Return	Section 10.03
Taxes	Section 10.03
Transactions	Section 1.01
Transfer Taxes	Section 6.08
Voting Company Debt	Section 3.02(a)
Voting Parent Debt	Section 4.02(a)
willful breach	Section 10.03

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER made and entered into on this 26th day of February 2025, by and among Renovaro, Inc., a Delaware corporation (“Parent”), RENOVARO ACQUISITION SUB, a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and BioSymetrics, Inc., a Delaware corporation (the “Company”).

RECITALS

WHEREAS, the Company and Parent desire to effect and consummate a business combination of the Company and Parent;

WHEREAS, the Company Board, by resolutions thereof duly adopted, has approved this Agreement and the merger of Merger Sub with and into the Company (the “Merger”), whereby, at the Effective Time, each issued and outstanding share of capital stock, $0.001 par value, of the Company (the “Company Capital Stock”) not owned by Parent, Merger Sub or the Company, shall be converted into a number of unregistered, duly authorized, fully paid and non-assessable shares of, $0.0001 par value, of Parent (“Parent Restricted Stock”) as set forth on Exhibit H attached hereto(the “Payment Schedule”), upon the terms and subject to the conditions of this Agreement;

WHEREAS, the Board of Directors of Parent, by resolutions thereof duly adopted, has approved this Agreement, the Merger and the issuance or payment, as the case may be, of the Merger Consideration, upon the terms and subject to the conditions of this Agreement;

WHEREAS, concurrently with the execution of this Agreement, and as condition and inducement to the Parent’s willingness to enter into this Agreement, Anthony Iacovone shall enter into and deliver to the Parent, a Lock-Up Agreement with regard to the Parent Restricted Stock, substantially in the form attached hereto Exhibit D;

WHEREAS, for U.S. federal income tax purposes, the parties hereto intend the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code and the Treasury Regulations promulgated thereunder, and intend this Agreement to constitute a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3;

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions precedent to the consummation of the Merger; and

NOW, THEREFORE, in consideration of the foregoing recitals and other good and valuable consideration, the sufficiency and receipt of which hereby is acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

Article I
THE MERGER

Section 1.01 The Merger. Upon the terms and subject to the conditions in this Agreement, and in accordance with the Delaware General Corporation Law, as amended (the “DGCL”), Merger Sub shall be merged with and into the Company at the Effective Time. At the Effective Time, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation and a wholly owned subsidiary of Parent (the “Surviving Corporation”). The Merger and the other transactions contemplated by this Agreement are referred to herein as the “Transactions.”

Section 1.02 Closing. The closing of the Merger (the “Closing”) shall take place by electronic transfer of signature pages and such other documents and deliverables required to be delivered at Closing to avoid the necessity of a physical Closing on the third day following the date on which each of the conditions set forth in Article VII is satisfied or, to the extent permitted by applicable Law, waived by the party entitled to waive such condition (except in any such case for any conditions that by their nature can be satisfied only on the Closing Date, but subject to the satisfaction of such conditions or waiver by the party entitled to waive such conditions). The date on which the Closing occurs is referred to herein as the “Closing Date.”

Section 1.03 Effective Time. Prior to the Closing, the parties shall have prepared, and on the Closing Date the parties shall file with the Secretary of State of the State of Delaware, a certificate of merger and other appropriate documents (collectively, the “Certificate of Merger”) executed in accordance with the relevant provisions of the DGCL, and the Company shall make all such other filings, submissions and recordings required in respect of the Merger by the DGCL. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware, or at such later time as Parent and the Company otherwise shall agree and expressly set forth in the Certificate of Merger (the time the Merger becomes effective under the DGCL being the “Effective Time”).

Section 1.04 Effects. The Merger shall have the effects set forth in Section 259 of the DGCL.

Section 1.05 Certificate of Incorporation and Bylaws.

(a)       The Certificate of Incorporation of the Surviving Corporation shall be amended at the Effective Time to read in its entirety in the form attached as Exhibit A, and, as so amended, such Certificate of Incorporation shall be and become the Certificate of Incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by Law.

(b)       The Bylaws of Merger Sub in effect immediately prior to the Effective Time shall be and become the Bylaws of the Surviving Corporation until thereafter changed or amended as provided therein, the Certificate of Incorporation or by Law.

Section 1.06 Directors. The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, until their earlier resignation or removal or until their respective successors are duly elected and qualified.

Section 1.07 Officers. The officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation, until their earlier resignation or removal or until their respective successors are duly elected or appointed and qualified.

Article II
EFFECT ON THE CAPITAL STOCK OF THE
CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

Section 2.01 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of any Equityholder or any holder of shares of capital stock of Merger Sub:

(a)       Capital Stock of Merger Sub. Each issued and outstanding share of capital stock of Merger Sub shall be converted into and become one fully paid and non-assessable share of common stock, $0.01 par value, of the Surviving Corporation.

(b)       Cancellation of Company Treasury Stock and Parent-Owned Stock. Each share of Company Treasury Stock and Company Common Stock that is owned by the Company, Parent or Merger Sub, if any, no longer shall be outstanding and automatically shall be canceled and retired and cease to exist, and no Merger Consideration shall be delivered or deliverable in consideration thereof or exchange therefor.

(c)       Conversion of Company Capital Stock.

(i)       Each issued and outstanding share of Company Capital Stock (other than (a) shares of Company Common Stock to be cancelled in accordance with Section 2.01(b) (Cancellation of Company Treasury Stock and Parent-Owned Stock) and (b) Dissenting Shares, shall be converted into the right to receive the number of shares of Parent Restricted Stock set forth on the Payment Schedule.

(ii)       The shares of Parent Restricted Stock issuable upon the conversion of shares of Company Common Stock pursuant to this Section 2.01(c) (the “Stock Consideration”), and any cash payable in lieu of fractional shares of Parent Common Stock as contemplated by Section 2.02(d) (No Fractional Shares of Parent Common Stock), are referred to collectively herein as the “Merger Consideration.” As of the Effective Time, all shares of Company Capital Stock no longer shall be outstanding, automatically shall be canceled and retired and cease to exist, and each holder of such shares of Company Capital Stock as evidenced in book entry form by the Company’s records and as set forth on Exhibit I (the “Certificates”) shall cease to have any rights with respect thereto, except the right to receive Merger Consideration, without interest, upon compliance with Section 2.02 (Exchange of Certificates).

(iii)       Notwithstanding anything in this Agreement to the contrary, if from and after the date of this Agreement until the Effective Time, the outstanding shares of Parent Common Stock shall have been changed into a different number of shares or a different series or class of shares of Parent Capital Stock by reason of any reclassification, recapitalization, split-up, combination, re-combination, exchange of shares or other similar adjustment, or a stock dividend thereon shall be declared with a record date preceding the Effective Time, the Exchange Ratio automatically shall be appropriately and proportionately adjusted for all purposes of this Agreement.

(d)       Non-Accredited Equityholders. If, as of the date hereof and as of the Effective Time, an Equityholder is not an Accredited Investor, then such Equityholder shall receive its Merger Consideration solely in the form of cash, to be paid by Anthony Iacovone in exchange for the Parent Restricted Shares that would have been received by such non-Accredited Investor Equityholder.

(e)       Notwithstanding any provision of this Agreement to the contrary, including Section 2.01(c), shares of Company Capital Stock issued and outstanding immediately prior to the Effective Time (other than shares cancelled in accordance with Section 2.01(b)) and held by a holder who has not voted in favor of adoption of this Agreement or consented thereto in writing and who has properly exercised appraisal rights of such shares in accordance with Section 262 of the DGCL (such shares of Company Common Stock being referred to collectively as the “Dissenting Shares” until such time as such holder fails to perfect or otherwise loses such holder’s appraisal rights under the DGCL with respect to such shares) shall not be converted into a right to receive the Merger Consideration, but instead shall be entitled to only such rights as are granted by Section 262 of the DGCL; provided, however, that if, after the Effective Time, such holder fails to perfect, withdraws or loses such holder’s right to appraisal pursuant to Section 262 of the DGCL or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262 of the DGCL, then such shares of Company Common Stock shall be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration in accordance with Section 2.01(c), without interest thereon, upon surrender of such Certificate formerly representing such share. The Company shall provide Parent prompt written notice of any demands received by the Company for appraisal of shares of Company Common Stock, any withdrawal of any such demand and any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to the DGCL that relates to such demand, and Parent shall have the opportunity and right to direct all negotiations and proceedings with respect to such demands. Except with the prior written consent of Parent, the Company shall not make any payment with respect to, or settle or offer to settle, any such demands.

Section 2.02 Exchange of Certificates.

(a)       Exchange Agent; Payment of Merger Consideration. Not less than five Business Days prior to the Effective Time, Parent or Merger Sub shall designate its transfer agent to act as the exchange agent in respect of the Merger (the “Exchange Agent”), and Parent or Merger Sub shall deposit or cause to be deposited with the Exchange Agent for the sole benefit of the holders of shares of Company Common Stock and for exchange in accordance with this Article II, (i) evidence of shares of Parent Restricted Stock in book-entry form representing the aggregate Stock Consideration (excluding any fractional share cash consideration) and (ii) cash, in immediately available funds, sufficient in amount to pay the aggregate fractional share cash consideration as provided in Section 2.02(d) (clauses (i) and (ii), collectively referred to herein as, the “Exchange Fund”). In the event the Exchange Fund shall be insufficient to make any fractional share cash payments contemplated by this Article II, Parent promptly shall deposit, or cause to be deposited with the Exchange Agent additional cash funds in an amount sufficient to make such payments. All fractional share cash funds deposited with the Exchange Agent shall be invested by the Exchange Agent, as directed by Parent or Merger Sub, in direct short-term obligations of (or direct short-term obligations fully guaranteed as to principal and interest by) the United States of America with maturities of no more than 30 days, in commercial paper rated “P-1” or “A-1” or better by Moody’s Investors Service Inc. or Standard & Poor’s Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital in excess of $10,000,000,000 (ten billion U.S. dollars) (determined by reference to the most recent financial statements of such bank that are then publicly available), pending payment thereof by the Exchange Agent to the holders of shares of Company Common Stock as required pursuant to this Article II; provided, however, that no investment of such deposited cash funds shall relieve Parent, the Surviving Corporation or the Exchange Agent from promptly making the payments required by this Article II, and following losses, if any, from any such investment, Parent promptly shall provide additional cash funds to the Exchange Agent, for the sole benefit of the holders of Company Common Stock in an amount not less than the amount of such losses, which additional funds shall be held and disbursed in the same manner as the requisite cash funds initially deposited with the Exchange Agent for payment of the aggregate Merger Consideration to such holders of Company Common Stock. Parent shall direct the Exchange Agent to hold the Exchange Fund for the sole benefit of such holders of Company Common Stock and to make payments from the Exchange Fund in accordance with this Section 2.02. The Exchange Fund shall not be used for any purpose other than to fund the payments required pursuant to this Article II.

(b)       Exchange Procedures. The Surviving Corporation shall instruct the Exchange Agent to mail, as soon as reasonably practicable after the Effective Time, to each holder of record of Certificates that immediately before the Effective Time evidenced outstanding shares of Company Capital Stock whose shares were converted into the right to receive Merger Consideration pursuant to Section 2.01(c) (Conversion of Company Common Stock), (i) a letter of transmittal, substantially in the form attached as Exhibit F (each, a “Letter of Transmittal”) and (ii) instructions for use in effecting the surrender of the Certificates, or affidavits of loss in lieu thereof, in exchange for the Merger Consideration. Upon surrender of a Certificate for cancelation to the Exchange Agent or to such other agent or agents as may be appointed by the Surviving Corporation, or surrender of said affidavits of loss, together with a Letter of Transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate (or holder furnishing such affidavit of loss) shall be entitled to receive, in exchange therefor, (i) a check equal to the cash amount that such holder has the right to receive in lieu of any fractional shares of Parent Restricted Stock pursuant to Section 2.02(d) (No Fractional Shares of Parent Common Stock), if any, and (2) the number of shares of Parent Restricted Stock representing the Stock Consideration (which shall be in uncertificated book-entry form), that the aggregate number of shares of Company Capital Stock evidenced by such Certificate immediately prior to the Effective Time shall have been converted pursuant to Section 2.01(c) (Conversion of Company Common Stock) into the right to receive, and the Certificate so surrendered forthwith shall be canceled. In the event of a transfer of ownership of Company Capital Stock that is not registered in the transfer records of the Company, payment may be made and shares may be issued to a Person other than the Person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise shall be in proper form for transfer and the Person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a Person other than the registered holder of such Certificate or establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. Subject to the last sentence of Section 2.02(c) (No Further Ownership Rights in Company Common Stock), until surrendered as contemplated by this Section 2.02, each Certificate shall be deemed at any time from and after the Effective Time to represent only the right to receive, upon such surrender thereof, the Merger Consideration into which the shares of Company Capital Stock theretofore represented by such Certificate have been converted pursuant to Section 2.01(c) (Conversion of Company Capital Stock). No interest shall be paid or accrue on any Merger Consideration payable upon surrender of any Certificate.

(c)       No Further Ownership Rights in Company Capital Stock. The Merger Consideration paid in accordance with the terms of this Article II upon the conversion of shares of Company Capital Stock shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares of Company Capital Stock. After the Effective Time there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of shares of Company Capital Stock that were outstanding immediately before the Effective Time. If, after the Effective Time, any certificates formerly representing shares of Company Capital Stock are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be canceled and exchanged as provided in this Article II.

(d)       No Fractional Shares of Parent Restricted Stock; Dividends on Parent Restricted Stock with a Record Date After the Effective Time. No certificates or scrip representing fractional shares of Parent Restricted Stock shall be issued upon the conversion in the Merger of Company Capital Stock pursuant to Section 2.01(c) (Conversion of Company Capital Stock), and such fractional share interests shall not entitle the owner thereof to any Parent Restricted Stock or to vote or to any other rights of a holder of Parent Restricted Stock. All fractional shares to which a single record holder of Company Capital Stock otherwise would be entitled to receive shall be aggregated and calculations shall be rounded to three decimal places. In lieu of the issuance in the Merger of any such fractional shares, each holder of Company Capital Stock who otherwise would be entitled to receive such fractional shares instead shall be entitled to receive an amount in cash, without interest, rounded up to the nearest whole cent, equal to the product of (i) the amount of the fractional share interest in a share of Parent Restricted Stock to which such holder would, but for this Section 2.02(d), be entitled under Section 2.01(c) (Conversion of Company Capital Stock), and (ii) the Parent Common Stock Price. As promptly as practicable after the determination of the amount of cash, if any, to be paid to holders of Company Capital Stock in lieu of any fractional share interests in Parent Restricted Stock, the Exchange Agent shall make available such amounts, without interest, to the holders of Company Capital Stock entitled to receive such cash subject to and in accordance with the terms hereof. No dividends or other distributions with respect to Parent Restricted Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate or book-entry share with respect to the Parent Restricted Stock issuable pursuant to this Article II, and all such dividends and other distributions payable with respect to such Parent Restricted Stock to which such holder is entitled pursuant to this Agreement shall be paid by Parent to the Exchange Agent and shall be included in the Exchange Fund, in each case until the surrender of such Certificate or book-entry share (or affidavit of loss in lieu thereof) in accordance with this Agreement. Subject to applicable Law, following surrender of any such Certificate of book entry share (or affidavit of loss in lieu thereof), there shall be paid to the holder thereof, without interest, (i) the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to which such holder is entitled pursuant to this Agreement and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such Parent Restricted Stock.

(e)       Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of Company Capital Stock following the one-year anniversary of the Effective Time shall be delivered to the Surviving Corporation, upon demand, and any holder of Company Capital Stock who has not theretofore complied with this Article II thereafter shall be entitled to look only to the Surviving Corporation or Parent for payment of its claim in respect of the Merger Consideration.

(f)       No Liability. None of Parent, Merger Sub, the Surviving Corporation or the Exchange Agent shall be liable to any Person in respect of any Merger Consideration from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificate shall not have been surrendered on or prior to the fifth anniversary of the Effective Time (or immediately prior to such earlier date on which the Merger Consideration otherwise would escheat to or become the property of any Governmental Entity), any Merger Consideration in respect of such Certificate shall, to the extent permitted by Law, become the property of the Surviving Corporation, free and clear of all claims or interests of any Person previously entitled thereto.

(g)       Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond in customary form and amount as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall issue and pay in exchange for such lost, stolen or destroyed Certificate the Merger Consideration that otherwise would be payable and deliverable in respect thereof pursuant to this Agreement had such lost, stolen or destroyed Certificate been surrendered.

(h)       Investment of Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Fund, as directed by the Surviving Corporation in accordance with Section 2.02(a) (Exchange Agent), on a daily basis. Any interest, dividends, income and proceeds resulting from such investments shall be paid to the Surviving Corporation.

(i)       Uncertificated Shares. In the case of any outstanding shares of Company Capital Stock that are not evidenced by Certificates, the parties hereto shall make such adjustments to the requirements contained in this Section 2.02 as are necessary or appropriate to implement the same purpose and effect that this Section 2.02 has with respect to shares of Company Common Stock that are represented by Certificates.

Section 2.03 Treatment of Company Options, Company Restricted Stock, Company Equity Plans, Company Warrants, SAFES, and Convertible Notes.

(a)       Treatment of Company Options. Prior to the Effective Time, the Company Board (or, if applicable, any duly authorized committee thereof) shall take all corporate actions necessary, including adopting appropriate resolutions, to provide that, immediately prior to the Effective Time, each outstanding option to purchase shares of Company Common Stock granted under the Company Stock Plans, whether vested or unvested (collectively, the “Company Options”), by virtue of the Merger and without any action by the holder of any Company Option, automatically shall be cancelled without payment of any consideration.

(b)       Treatment of Company Restricted Stock. The Company has no outstanding award of shares of Company Common Stock subject to forfeiture restrictions or other restrictions (“Company Restricted Stock”) granted pursuant to any Company Stock Plan

(c)       Termination of Company Stock Plans. Prior to the Effective Time, the Company Board (or, if applicable, any duly authorized committee thereof) shall take all such actions necessary to provide that, as of the Effective Time, the Company Stock Plans shall terminate, and no further Company Options, Company Restricted Stock, other rights with respect to shares of Company Common Stock or any other awards shall be granted thereunder.

(d)       Treatment of Company Warrants. The Company has no outstanding Company Warrants. . Following the Effective Time, no holder of any Company Warrant shall have any right hereunder or thereunder to acquire any Company Capital Stock or any Equity Interest in the Surviving Corporation.

(e)       Treatment of SAFEs. The Company has no outstanding SAFE,

(f)       Treatment of Convertible Notes. Any Convertible Notes that are outstanding as of immediately prior to the Effective Time shall be cancelled and converted into Company Common Stock pursuant to the terms thereof. Prior to the Effective Time, the Company shall obtain a consent from the requisite Noteholders (such consent, the “Noteholder Consent”) to effect the transactions contemplated under this Section 2.03(f).

Section 2.04 Tax Withholding. Notwithstanding anything to the contrary contained in this Agreement, Parent shall be entitled to withhold from any Merger Consideration or other amounts payable pursuant to this Agreement, such amounts as may be required to be deducted or withheld therefrom under the Code or under any provision of state, local or foreign Tax Law, or under any other applicable legal requirement, as determined by Parent in good faith. To the extent amounts are withheld in accordance with this Section 2.04, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

Section 2.05 Tax Consequences. It is intended that, for U.S. federal tax purposes, the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Code, and that this Agreement is intended to be, and is hereby adopted as, a plan of reorganization within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3.

Article III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in (x) the disclosure schedules of the Company delivered to Parent and Merger Sub prior to the execution of this Agreement (collectively, the “Company Schedules,” and individually, a “Company Schedule”) (but only to the extent that any disclosure in the Company Schedules contains a reference to the Section in this Article III to which such disclosure relates or the Section in this Article III to which such disclosure relates is otherwise reasonably apparent on its face), the Company represents and warrants to Parent and Merger Sub as follows:

Section 3.01 Organization, Standing and Power.

(a)       The Company and each of its subsidiaries (each, a “Company Subsidiary” and, collectively, the “Company Subsidiaries”) is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized. Company Schedule 3.01(a) lists each Company Subsidiary and its jurisdiction of organization. Each of the Company and each Company Subsidiary is duly qualified and in good standing to do business in each jurisdiction in which the conduct or nature of its business or the ownership, leasing or holding of its properties make such qualification necessary, except such jurisdictions where the failure to be so qualified or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.

(b)       True and complete copies of the Certificate of Incorporation of the Company, as amended to the date of this Agreement (as so amended, the “Company Charter”), and the Bylaws of the Company, as amended to the date of this Agreement (as so amended, the “Company Bylaws” and, together with the Company Charter, the “Company Governing Documents”), together with the comparable Organizational Documents of each Company Subsidiary, in each case as amended to the date of this Agreement, have been made available to Parent.

Section 3.02 Capital Stock of the Company and the Company Subsidiaries.

(a)       authorized capital stock of the Company consists of 6,366,667 shares of Company Common Stock and 1,950,000 shares of preferred stock, par value $0.001 per share (the “Company Preferred Stock” and, together with the Company Common Stock, the “Company Capital Stock”). At the close of business on February 24, 2025 (the “Reference Date”), (i) 742,111 shares of Company Common Stock were issued and outstanding, (ii) 0 shares of Company Common Stock were held by the Company in its treasury (the “Company Treasury Stock”), (iii) 0 shares of Company Restricted Stock were issued and outstanding, (iv) Company Options, whether or not vested, pursuant to which an aggregate of 700,5000 shares of Company Common Stock may be issued, were outstanding, (v) 0 shares of Company Common Stock were issuable upon exercise of outstanding Company Warrants (without giving effect to any exercise limitations contained in the Company Warrants), (vi) 215,923 shares of Company Common Stock not currently subject to outstanding awards were reserved for issuance pursuant to the Company Stock Plans, (vii) 1,585,912 shares of Company Preferred Stock, designated as Series Seed-1 Preferred, Series Seed-2 Preferred, and Series Seed 3 Preferred (collectively “Series Seed Preferred Stock”), were issued and outstanding, (viii) 2,382,392 shares of Company Common Stock were issuable upon the conversion of Convertible Notes; and (ix) ) 0 shares of Series Seed Preferred Stock based upon rights created by the SAFEs. Company Schedule 3.02(a)(i) sets forth details regarding all outstanding (x) Company Restricted Stock, and Company Options, including the identities of the holders thereof and whether or not they are vested and vesting schedules and (y) Company Warrants, including the holders thereof, and their respective exercise prices, issuance dates and expiration dates. True and correct copies of all Company Warrants have been made available to Parent. Company Schedule 3.02(a)(ii) sets forth for each Company Subsidiary the amount of its authorized capital stock, the amount of its outstanding capital stock and the record and beneficial owners of its outstanding capital stock, and there are no other shares of capital stock or other equity securities of any Company Subsidiary issued, reserved for issuance or outstanding, in each case as of the date hereof. All outstanding shares of capital stock of, or other Equity Interests in, each Company Subsidiary have been validly issued and are fully paid and non-assessable and are owned directly or indirectly by Company, free and clear of ay Liens and free of any other restriction, including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other Equity Interests. Except as set forth above, at the close of business on the Reference Date, no shares of capital stock or other Equity Interests or voting securities of the Company were issued, reserved for issuance or outstanding. Except as set forth in Company Schedule 3.02(a)(iii), since the Reference Date to the date of this Agreement, (x) there have been no issuances by the Company of shares of Company Capital Stock or other voting securities of the Company, other than issuances of Company Common Stock pursuant to the exercise of Company Options, Company Restricted Stock or Company Warrants and (y) there have been no issuances by the Company of options, warrants, or other rights or Equity Interests to acquire shares of Company Capital Stock or other rights that give the holder thereof any economic benefit accruing to the holders of any Company Capital Stock, except pursuant to the Company Stock Plans. All outstanding shares of Company Capital Stock and all the outstanding shares of capital stock of each Company Subsidiary are, and all such shares that may be issued before the Effective Time will be, when issued, duly authorized, validly issued, fully paid and non-assessable and not subject to, or issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of Law (including the DGCL), the Company Governing Documents, the Organizational Documents of any Company Subsidiary or any contract, lease, license, indenture, agreement, commitment or other legally binding arrangement (“Contract”) to which the Company or any Company Subsidiary is a party or otherwise bound. There are not any bonds, debentures, notes or other indebtedness of the Company or any Company Subsidiary outstanding having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Company Common Stock or common stock of any Company Subsidiary may vote (“Voting Company Debt”). Except as set forth above, as of the date hereof, there are not any options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units or Contracts to which the Company or any Company Subsidiary is a party or by which any of them is bound (i) obligating the Company or any Company Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other Equity Interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other Equity Interest in, the Company or of any Company Subsidiary or any Voting Company Debt or (ii) obligating the Company or any Company Subsidiary to issue, grant, extend or enter into any such option, warrant, call, right, security or Contract. As of the date hereof, there are not any outstanding Contracts obligating the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any shares of capital stock, membership interests, partnership interests, joint venture interests or other Equity Interests of the Company or any Company Subsidiary.

(b)       Immediately prior to the Effective Time, Exhibit H will be updated by the Company to reflect the shares of Company Common Stock and Series Seed Preferred Stock which will be issued and outstanding and the number of shares of Parent Restricted Stock to be issued to each Equityholder of the Company in accordance with the terms of this Agreement.

(c)       Company Schedule 3.02(b) sets forth a true and complete list of all capital stock, membership interests, partnership interests, joint venture interests and other Equity Interests in any Person (other than a Company Subsidiary) owned as of the date hereof, directly or indirectly, by the Company or any Company Subsidiary.

(d)       The Company has provided to Parent a true and complete list of each Person who, as of the date of this Agreement, holds any Equity Interest in the Company, together with the number of Equity Interests (separated by type) held by each such Person, and, with respect to Equity Interests that are convertible, exercisable or exchangeable into other Equity Interests of the Company, the exercise price, conversion rate or exchange rate, as applicable, of such Equity Interests.

(e)       The Company has provided to Parent a true and complete list of each SAFE Investor who, as of the date of this Agreement, holds any SAFEs, together with the aggregate purchase amount thereunder and the number of shares of Company Common Stock such SAFE is convertible into upon the consummation of the Merger.

(f)       All Equityholders are Accredited Investors.

Section 3.03 Authority; Execution and Delivery; Enforceability; State Takeover Statutes.

(a)       The Company has full corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements, to perform and comply with each of its obligations under this Agreement and the Ancillary Agreements, and to consummate the Merger and the other Transactions. The execution and delivery by the Company of this Agreement, the performance and compliance by the Company with each of its obligations herein, and the consummation by the Company of the Merger and the other Transactions have been duly authorized by all necessary corporate action on the part of the Company, subject, in the case of the adoption of this Agreement pursuant to Section 251(a) of the DGCL, to receipt of the Company Stockholder Approval. The Company has duly executed and delivered this Agreement and, assuming due authorization, execution, and delivery by Parent and Merger Sub, this Agreement constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as may be limited by Laws affecting the availability and enforcement of creditors’ rights and remedies generally or by general equitable principles.

(b)       The Board of Directors of the Company (the “Company Board”), at a meeting duly called and held prior to the execution of this Agreement and at which all directors of the Company were present, duly adopted resolutions (i) approving this Agreement, the Merger and the other Transactions, (ii) determining that the terms of the Merger and the other Transactions are fair to and in the best interests of the Company and its stockholders, (iii) recommending that the holders of Company Common Stock vote affirmatively to adopt this Agreement, and (iv) declaring that this Agreement is advisable in accordance with Section 251(a) of the DGCL (the resolutions, actions and determinations referred to in clauses (iii) and (iv) of this Section 3.03(b) being hereafter referred to as, the “Company Recommendation”), which resolutions, on the date hereof, have not been withdrawn or modified and are in full force and effect. Assuming the accuracy of the representations set forth in Section 4.23 (Ownership of Company Capital Stock), the Company Board has taken all necessary action, including adopting the foregoing resolutions and all such other such resolutions necessary, to render inapplicable to Parent and Merger Sub, and to this Agreement, the Merger and the other Transactions and the restrictions on business combinations contained in Section 203 of the DGCL. No other “business combination,” “interested stockholder,” “freeze out,” “control share acquisition,” “fair price,” “moratorium,” or other anti-takeover Laws (collectively with Section 203 of the DGCL, “Anti-Takeover Laws”), or similar provision in the Company Governing Documents applies to this Agreement, the Merger or the other Transactions. There is no stockholder rights plan, “poison pill” anti-takeover plan or similar agreement, plan or arrangement in effect to which the Company or any of its Subsidiaries is subject. The Company has not, as of the date hereof, amended, waived or otherwise modified the terms or conditions of any standstill, confidentiality or other similar agreement entered into in connection with the possible sale of, or a business combination or other similar extraordinary corporate transaction involving, the Company and currently in effect to which the Company or any of the Company Subsidiaries is a party.

(c)       The only vote of holders of any class or series of Company Capital Stock necessary to adopt this Agreement under applicable Law and the Company Governing Documents is the adoption of this Agreement by the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock and the affirmative vote of the holders of a majority of the outstanding shares of the Company Preferred Stock (the “Company Stockholder Approval”).

Section 3.04 No Conflicts; Consents.

(a)       The execution and delivery by the Company of this Agreement and the Ancillary Agreements do not, and the consummation of the Merger and the other Transactions and compliance with the terms hereof will not, contravene, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancelation or acceleration of any obligation, to a right to challenge the Transactions or to loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets of the Company or any Company Subsidiary under, any provision of (i) the Company Governing Documents or the comparable charter or organizational documents of any Company Subsidiary, (ii) except as set forth on Section 3.04 of the Company Disclosure Schedule, any Contract or Company Benefit Plan to which the Company or any Company Subsidiary is a party or by which any of their respective properties or assets is bound or (iii) subject to the filings and other matters referred to in Section 3.04(b), any Judgment or Law applicable to the Company or any Company Subsidiary or their respective properties or assets, other than, in the case of the immediately preceding clauses (ii) and (iii), any such items that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

(b)       No consent, approval, waiver, license, order, permit, franchise, authorization or Judgment (“Consent”) of, or registration, declaration, notice, report, submission or other filing (“Filing”) with, any government or any arbitrator, tribunal or court of competent jurisdiction, administrative or regulatory agency or commission or other governmental, quasi-governmental, or public authority or instrumentality or subdivision (in each case whether federal, state, local, municipal, foreign, international or multinational) (each a “Governmental Entity”) is required to be obtained or made by the Company, any Company Subsidiary or any Affiliate of the Company in connection with the execution, delivery and performance hereof, or the Ancillary Agreements, or the consummation of the Transactions, other than (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of the other jurisdictions in which the Company is qualified to do business, (ii) such Filings and Consents as may be required in connection with the Taxes described in Section 6.08 (Transfer Taxes), and (iii) such Filings and Consents as may be required solely by reason of Parent’s (as opposed to any other generic third party acquiror’s) participation in the Transactions.

Section 3.05 Financial Statements; No Undisclosed Liabilities; Internal Controls.

(a)       Attached hereto as Exhibit G are the following financial statements: (i) the Company’s unaudited balance sheet for the fiscal year ended December 31, 2024 (the “Latest Balance Sheet”) and (ii) the Company’s unaudited balance sheet as of December 31, 2023 and December 31, 2022 and the related statements of income and cash flows for the twelve-month period then ended (collectively, the “Company Financial Statements”). Except as set forth in Section 3.05 of the Disclosure Schedule he Financial Statements have been prepared, in each case, in conformity in all material respects with GAAP, consistently applied, regularly kept and maintained, and present fairly and accurately in all material respects the financial condition, results of operations and cash flows of the Company, the information relating to the business of the Company, the location and collection of the Company’s assets and the nature of all transactions giving rise to all material obligations of the Company, in each case, as of the times and for the periods referred to therein, subject to (x) the absence of footnote disclosures and other presentation items and (y) changes resulting from customary and recurring year-end adjustments that are immaterial, individually and in the aggregate. The Financial Statements were derived from the books and records of the Company, all of which are complete and correct in all material respects. Except as set forth in Section 3.05(a) of the Disclosure Schedule, there are no off-balance sheet transactions of the Company.

(b)       Neither the Company nor any of the Company Subsidiaries have any Liabilities, except for Liabilities (i) reflected or reserved against on the Latest Balance Sheet (including any notes thereto or in the notes to the other Financial Statements), (ii) incurred after the date of the Latest Balance Sheet in the Ordinary Course of Business (none of which is a Liability relating to any breach of Contract, breach of warranty, tort, infringement, misappropriation, violation of Law or environmental Liability applicable to the Company), or (iii) disclosed on Section 3.05(b) of the Disclosure Schedule.

(c)       The Company maintains a system of internal accounting controls sufficient to provide reasonable assurance regarding the reliability of financial reporting. The Company has not received any material complaint, allegation, assertion or claim in the last three (3) years regarding unlawful accounting or auditing matters with respect to the Company.

(d)       The Company and the Company Subsidiaries do not have any liabilities or obligations except (i) as disclosed, reflected or reserved against in the most recent balance sheet included in the Company Financial Statements or the notes thereto, (ii) for liabilities and obligations incurred in the Ordinary Course of Business since the date of such balance sheet, (iii) liabilities or obligations incurred in connection with the Transactions, (iv) liabilities and obligations arising under the terms of (but not from any breach or default under) any Contract binding upon the Company or any of the Company Subsidiaries, and (v) liabilities or obligations that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. This representation shall not be deemed breached as a result of changes in GAAP or in Law after the date hereof.

(e)       The internal controls over financial reporting of the Company and its Subsidiaries provide reasonable assurance regarding the reliability of the financial reporting of the Company and its Subsidiaries and the preparation of the financial statements of the Company and its Subsidiaries for external purposes in accordance with GAAP.

Section 3.06 Absence of Certain Changes or Events(a) . Since the date of the Latest Balance Sheet, (i) with the exception of acts required in connection with the Transactions, the business of the Company (including the Business) has been conducted in all material respects in the Ordinary Course of Business and (ii) the Company has not suffered any event, occurrence or development that has had, or would reasonably be expected to have, individually or in the aggregate, Material Adverse Effect.

(b)       Except as set forth on Section 3.06(b) of the Disclosure Schedule or as expressly contemplated by this Agreement, since the date of the Latest Balance Sheet, the Company has not:

(i)       made or authorized any amendments, modifications or changes to any of its Organizational Documents;

(ii)       (A) issued, sold, pledged, granted, redeemed, repurchased or otherwise disposed or authorized the issuance, reissuance, sale, pledge, grant, redemption, repurchase or other disposition of any Equity Interests, (B) declared, authorized, set aside for payment or paid any distribution in respect of any of its Equity Interests, other than distributions of cash paid in full prior to the Closing or (C) adjusted, split, combined, subdivided or reclassified any of its Equity Interests;

(iii)       entered into any Contract for capital expenditures requiring capital expenditures after the Closing in excess of $[50,000] individually or more than $[100,000] in the aggregate;

(iv)       made any acquisition (by merger or otherwise) of any Person, business or division thereof;

(v)       sold any of its properties or assets that are material to the Company, or transferred, assigned, leased, sold, licensed, sublicensed, covenanted not to assert, abandoned, let lapse, let expire any Company Intellectual Property (other than expiration of a registration for Intellectual Property in accordance with its maximum statutory term), except (A) sales, leases, rentals and licenses in the Ordinary Course of Business or (B) dispositions of inventory, equipment or other assets that are no longer used or useful in the conduct of the Business of the Company;

(vi)       (i) change any of the material accounting or financial reporting principles, practices or methods used by the Company, except as may be required in order to comply with changes in GAAP or applicable Law or (ii) otherwise accelerate the collection of or discount any accounts receivable, delay payment of accounts payable, defer expenses, grant any material refunds, credits, rebates, allowances to customers or change any policy or practice regarding extensions of credit, prepayments, sales, collections receivables or payments of accounts receivable, in each case, other than in the Ordinary Course of Business;

(vii)       entered into, modified the terms of, or terminated any Contract that would constitute a Material Contract;

(viii)       increased in any material respect the compensation of any of its employees, directors or executive officers whose total annual compensation exceeds $50,000, except as required pursuant to applicable Law;

(ix)       adopted, amended or terminated any Company Plan;

(x)       implemented, announced or effectuated any reduction in force, plant closing, furlough, early retirement program, salary or wage reduction, work schedule change or other voluntary or involuntary employment termination program, or otherwise implement any employee layoff or other action that could implicate the WARN Act;

(xi)       (i) negotiated, modified, extended, terminated, or entered into any Labor Agreement or (ii) recognized or certified any labor union, labor organization, works council, or group of employees as the bargaining representative for any employees of the Company;

(xii)       furloughed, or temporarily laid off any employee or independent contractor with annual compensation in excess of $100,000;

(xiii)       waived or released any noncompetition, nonsolicitation, nondisclosure, noninterference, nondisparagement, or other restrictive covenant obligation of any current or former employee or independent contractor;

(xiv)       failed to maintain in full force and effect any of the Company’s insurance policies, except for any policy replaced by a new or successor policy of substantially similar coverage;

(xv)       adopted a plan or agreement of complete or partial liquidation or dissolution;

(xvi)       undertaken any action or failed to take any action that does or could, individually or in the aggregate, reasonably be expected to, result in the loss, lapse, expiration, or abandonment of any Company Intellectual Property;

(xvii)       disclosed any Trade Secrets (other than pursuant to a written confidentiality agreement entered into in the Ordinary Course of Business with reasonable protections of, and preserving all rights of the Company in, such Trade Secrets), or knowingly received any Trade Secrets of any Person in violation of any obligation of confidentiality;

(xviii)       made any material change to the operation or security of any IT Systems or the Company’s rules, policies, or procedures with respect to Data Privacy and Security Requirements or Personal Information (including the Processing thereof), except to the extent required by applicable Law;

(xix)       other than as required by applicable Law or GAAP, changed in any material respect its Tax reporting or accounting methods, policies or practices;

(xx)       instituted or settled any actual or threatened Proceeding;

(xxi)       incurred, assumed or guaranteed any Indebtedness or entered into any agreement or indenture relating to the Indebtedness or to mortgaging, pledging or otherwise placing any Lien (other than Permitted Liens) on any of its assets or properties;

(xxii)       (A) made any Tax election that is inconsistent with past practices, except as required by the Code or applicable Law, (B) settled or compromised any material Tax claim or assessment, (C) entered into any closing agreement or other agreement related to Taxes with any Governmental Entity, (D) applied for any Tax ruling, (E) surrendered any right to claim a material refund of Taxes, (F) agreed to any extension or waiver regarding the application of the statute of limitations with respect to any material Taxes or material Tax Returns, (G) made an amendment to any material Tax Return or (H) failed to timely pay any Tax (including any estimated Tax) when due; or

(xxiii)       agreed in writing to take any of the foregoing actions.

Section 3.07 Assets Other than Real Property Interests. The Company or a Company Subsidiary has good and valid title to all the material assets reflected in the most recent financial statements or thereafter acquired, other than assets disposed of in the Ordinary Course of Business, in each case free and clear of all Liens other than Permitted Liens.

Section 3.08 Real Property.

(a)       With respect to the real property owned by the Company or any Company Subsidiary (the “Company Owned Property”), except for matters that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Company Material Adverse Effect, either the Company or a Company Subsidiary has good and insurable fee title to such Company Owned Property, in each case free and clear of all Liens other than Permitted Liens and other conditions, covenants, encroachments, easements, restrictions and other encumbrances that do not materially adversely affect the use of the Company Owned Property by the Company or a Company Subsidiary.

(b)       (i) Each material lease, sublease, license, easement and other agreement under which the Company or any Company Subsidiary uses or occupies or has the right to use or occupy any real property at which the operations of the Company and the Company Subsidiaries are conducted (the “Company Leased Property”; Company Owned Property or Company Leased Property being sometimes referred to herein, individually, as a “Company Property”), is valid, binding and in full force and effect and (ii) the Company or a Company Subsidiary has a good and valid leasehold interest, subject to the terms of any lease, sublease or other agreement applicable thereto, in each parcel of Company Leased Property, in each case free and clear of all Liens other than Permitted Liens and other conditions, covenants, encroachments, easements, restrictions and other encumbrances that do not adversely affect the use of the Company Leased Property by the Company or a Company Subsidiary.

(c)       To the Knowledge of the Company, none of the Company or the Company Subsidiaries has received any notice of any violation of any ordinance, regulation, law or statute of any Governmental Entity pertaining to any Company Property.

(d)       None of the Company or the Company Subsidiaries has received any written notice of any condemnation or eminent domain Proceedings relating to any Company Property, or negotiations for the purchase of any Company Property in lieu of condemnation, and no condemnation or eminent domain Proceedings or negotiations have been commenced or threatened in connection with any of the foregoing.

Section 3.09 Intellectual Property.

(a)       Company Schedule 3.09(a) contains a true and complete list of all registered Company Intellectual Property owned or purported to be owned by the Company or Company Subsidiaries as of the date hereof (collectively, “Company Registered IP”). The Company or Company Subsidiaries own the Company Registered IP free and clear of all mortgages, pledges, charges, liens, equities, security interests, or other encumbrances other than Permitted Liens.

(b)       To the knowledge of the Company, the Company and the Company Subsidiaries own, license, sublicense or otherwise possess legally enforceable rights to use all Intellectual Property necessary to conduct the business of the Company and the Company Subsidiaries as presently conducted.

(c)       To the knowledge of the Company, the conduct of the business of the Company and the Company Subsidiaries as presently conducted, does not infringe, violate or constitute a misappropriation of any valid Intellectual Property of any third party. Neither the Company nor any of the Company Subsidiaries has received any written claim or notice from any Person since January 1, 2018 alleging any such infringement, violation or misappropriation.

(d)       No third party is infringing, violating or misappropriating any of the Intellectual Property of the Company or any of the Company Subsidiaries.

(e)       The Company has taken reasonable steps to maintain the confidentiality of and to otherwise protect and enforce its rights in all proprietary information, including any proprietary information that the Company holds as a trade secret.

(f)       Neither the execution, delivery, or performance of this Agreement or any of the agreements or documents contemplated hereby nor the consummation of any of the transactions contemplated hereby or thereby will, with or without notice or lapse of time or both, result in, or give any other Person the right or option to cause or declare, (i) a loss of, or Lien on, any Intellectual Property of the Company; (ii) the release, disclosure, or delivery of any Intellectual Property of the Company, including any source code, by or to any escrow agent or other Person; or (iii) the grant, assignment, or transfer to any other Person of any license or other right or interest under, to, or in any of the Intellectual Property of the Company.

(g)       No software comprising any of the Intellectual Property of the Company is subject to any “copyleft” or other obligation or condition (including any obligation or condition under any “open source” license such as the GNU Public License, Lesser GNU Public License, or Mozilla Public License) that could require, or could condition the use or distribution of such Company software on, the disclosure, licensing, or distribution of any source code for any portion of such Company software, or could otherwise impose any limitation, restriction, or condition on the right or ability of the Company to use or distribute any such Company software.

Section 3.10 Contracts.

(a)       Company Schedule 3.10(a) sets forth a true and complete list of each Company Contract. “Company Contracts” means the following Contracts to which the Company or any Company Subsidiary is a party:

(i)       any Contract that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the Exchange Act);

(ii)       any collective bargaining Contract with any labor organization, union or association, except for terms of employment required by Law;

(iii)       any change in control, retention, separation or other similar Contract with any officer or employee that may result in material liabilities to the Company, any Company Subsidiary or the Parent (as a result of or in connection with the Merger or any of the other Transactions);

(iv)       any Contract or covenant not to compete (other than pursuant to any radius restriction contained in any lease, reciprocal easement or development, construction, operating or similar Contract);

(v)       any Contract with any Affiliate of the Company (other than a Company Subsidiary);

(vi)       any Contract under which the Company or a Company Subsidiary has borrowed any money from any Person (other than the Company or a Company Subsidiary) or any other note, bond, debenture, guarantee or other evidence of indebtedness for borrowed money of the Company or a Company Subsidiary (other than in favor of the Company or a Company Subsidiary) in any such case that, individually, is in excess of $25,000;

(vii)       any Contract or any form of Contract providing for indemnification by the Company or a Company Subsidiary of any Person;

(viii)       any Contract under which a claim for indemnification has been made by any Person;

(ix)       any Contract involving payment by the Company or a Company Subsidiary of more than $25,000 (unless terminable without payment of a material penalty upon no more than 60 days’ notice), other than vendor agreements entered in the Ordinary Course of Business; or

(x)       any Contract for any joint venture, partnership or similar arrangement.

(b)       All Company Contracts are valid, binding and in full force and effect and are enforceable by the Company or the applicable Company Subsidiary in accordance with their respective terms, except as limited by Laws affecting the availability and enforcement of creditors’ rights and remedies generally or by general equitable principles. The Company or the applicable Company Subsidiary has performed in all material respects all obligations required to be performed by it under the Company Contracts, and it is not (with or without notice or lapse of time, or both) in breach or default in any material respect thereunder and, to the Knowledge of the Company, no other party to any Company Contract is (with or without notice or lapse of time, or both) in breach or default in any material respect thereunder. From January 1, 2023, through the date hereof, (i) none of the Company and the Company Subsidiaries has received written notice of any material breach of any Company Contract and (ii) none of the Company and the Company Subsidiaries has received any written notice of the intention of any party to terminate any Company Contract. True and complete copies of all Company Contracts have been made available to Parent.

Section 3.11 Permits. The Company and each Company Subsidiary is in material compliance with the terms, of all certificates, licenses, permits, franchises, registrations, authorizations, consents and approvals (“Permits”) of each Governmental Entity necessary for the conduct of the business of the Company and the Company Subsidiaries as presently conducted, all such Permits are in full force and effect, and the Company is not in default thereunder and has not received notice of any pending or threatened revocation, modification or suspension thereof.

Section 3.12 Insurance. (i) All insurance policies maintained with respect to the Company and the Company Subsidiaries, their respective assets and properties (including all Owned Properties and Leased Properties), and their directors, officers and employees are in full force and effect, and none of the Company or the Company Subsidiaries is in default thereunder, (ii) all premiums due and payable thereon have been paid (other than retroactive or retrospective premium adjustments that are not yet, but may be, required to be paid with respect to any period ending before the Closing Date), and, (iii) except in connection with ordinary renewals, no written notice of cancellation, suspension, denial, limitation of coverage, or termination has been received or threatened with respect to any such policy.

Section 3.13 Taxes.

(a)       The Company and each Company Subsidiary has timely filed, or has caused to be timely filed on its behalf, all income Tax Returns and other material Tax Returns required to be filed by it, and all such Tax Returns are true, complete and accurate in all material respects. All Taxes required to have been paid by the Company or any Company Subsidiary (whether or not shown as due on any Tax Return) have been timely paid.

(b)       The federal income Tax Returns of the Company and each Company Subsidiary reflected in such Tax Returns have been examined by and settled with the United States Internal Revenue Service, or have closed by virtue of the expiration of the relevant statute of limitations, for all years through 2023. All material assessments for Taxes due with respect to such completed and settled examinations or any concluded litigation have been fully paid. No deficiency or proposed adjustment with respect to Taxes has been proposed, asserted or assessed in writing against the Company or any Company Subsidiary which has not been fully paid or adequately reserved in the Company Financial Statements, in accordance with GAAP.

(c)       Each of the Company and the Company Subsidiaries has withheld, collected and paid over to the appropriate Governmental Entity all Taxes required by Law to be withheld or collected.

(d)       There are no Liens for Taxes (other than for Taxes not yet due and payable) on the assets of the Company or any Company Subsidiary. Other than as set forth on Company Schedule 3.13(d), none of the Company or the Company Subsidiaries is a party to any Tax allocation, Tax indemnity, or Tax sharing agreement. No written claim has been made by a Governmental Entity in any jurisdiction where the Company or a Company Subsidiary does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

(e)       Except for any group of which the Company is the common parent, none of the Company or the Company Subsidiaries is or has been (i) a member of an affiliated group within the meaning of Section 1504(a) of the Code (or any similar group defined under a similar provision of state, local, or foreign Law), (ii) filing a consolidated federal income Tax Return with any other Person, or (iii) liable for the Taxes of any Person (other than the Company or Company Subsidiary) under Treasury Regulation Section 1.1502-6 or any analogous or similar provision of Law, or as a transferee or successor, by Contract, or otherwise.

(f)       None of the Company or the Company Subsidiaries has been notified in writing that it is currently under audit by any Governmental Entity or that any Governmental Entity intends to conduct such an audit, and no material action, suit, investigation, claim, assessment, administrative or other court proceeding is pending or, to the Knowledge of the Company, proposed with respect to any alleged deficiency in Taxes.

(g)       None of the Company or the Company Subsidiaries has waived any statute of limitations in respect of any Taxes or agreed to any extension of time with respect to any material Taxes.

(h)       None of the Company or the Company Subsidiaries has distributed the stock of any corporation in a transaction satisfying the requirements of Section 355 of the Code within the last five (5) years, and none of the Company Capital Stock or the capital stock of, or equity interests in, any Company Subsidiary has been distributed in a transaction satisfying the requirements of Section 355 of the Code within the last five (5) years.

(i)       None of the Company or the Company’s Subsidiaries will be required to include any item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date, (ii) use of an improper method of accounting for a taxable period ending on or prior to the Closing Date, (iii) ”closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local, or non-U.S. Law) executed on or prior to the Closing Date, (iv) intercompany transactions or any excess loss account described in Treasury Regulations under Code Section 1502 (or any similar provision of state or local income Tax Law), (v) installment sale or open transaction entered into on or prior to the Closing Date, (vi) prepaid amounts (including for the avoidance of doubt deferred revenue) received on or prior to the Closing Date, or (vii) election under Code Section 108(i). The Company is not and shall not be required to include any amount in income pursuant to Section 965 of the Code or pay any installment of the “net tax liability” or any other Tax pursuant to Section 965(h)(1) or Section 965(i) of the Code.

(j)       None of the Company or the Company Subsidiaries is or has been a party to any “listed transaction,” as defined in Code Section 6707A(c)(2) and Treasury Regulation Section 1.6011-4(b).

(k)       Except as set forth on Company Schedule 3.13(k), each of the Company Subsidiaries has been, since its formation, treated as a disregarded entity for federal and where applicable, state, income Tax purposes as defined in Treasury Regulation 301.7701-3(b).

(l)       The Company has not ever been a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(m)       None of the Company or the Company Subsidiaries has, pursuant to the CARES Act, and amendments thereto or the Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster, issued by President Donald Trump on August 8, 2020, deferred the payment of any payroll Taxes the due date for the original payment of which was on or before the Closing Date.

(n)       The Company and Company Subsidiaries have not claimed any “employee retention credit” pursuant to Section 2301 of the CARES Act (or any corresponding or similar provision of state, local or foreign Law).

Section 3.14 Proceedings. As of the date of this Agreement, there is no Proceeding pending or, to the Knowledge of the Company, threatened, against the Company or any Company Subsidiary, nor is there any Judgment outstanding against the Company or any Company Subsidiary, that (a) seeks or imposes any material injunctive or other equitable relief, (b) relates to any of the Transactions, or (c) would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.15 Compliance with Laws. The Company and the Company Subsidiaries are in compliance in all material respects with all Laws and Judgments applicable to the Company or any Company Subsidiary. None of the Company or the Company Subsidiaries has since January 1, 2022 received any written communication from a Governmental Entity that alleges that the Company or a Company Subsidiary is not in compliance in any material respect with any Law. Neither the Company nor any Company Subsidiary, nor, to the Knowledge of the Company, any of their respective directors, officers, employees or agents or any other Person authorized to act, and acting, on behalf of the Company or any Company Subsidiary has, directly or indirectly, in connection with the business activities of the Company used any corporate funds for unlawful contributions, gifts, entertainment, or other unlawful expenses relating to political activity or to or for the benefit of any government official, candidate for public office, political party or political campaign, for the purpose of (A) influencing any act or decision of such government official, candidate, party or campaign, (B) inducing such government official, candidate, party or campaign to do or omit to do any act in violation of a lawful duty, (C) obtaining or retaining business for or with any Person, (D) expediting or securing the performance of official acts of a routine nature or (E) otherwise securing any improper advantage, in each case in violation of the Foreign Corrupt Practices Act of 1977, 15 U.S.C. §§ 78dd-1, et seq.

Section 3.16 Environmental Matters.

(a)       Except for matters that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) each of the Company and the Company Subsidiaries is and has been in compliance with all Environmental Laws applicable to their respective operations as currently conducted (including possessing and complying with any required Environmental Permits), and (ii) as of the date hereof, there are no administrative or judicial proceedings pending against the Company or any Company Subsidiary that allege, and, none of the Company or the Company Subsidiaries has received any written communication during the past two years from a Governmental Entity that alleges, that the Company or a Company Subsidiary is not in compliance with or is liable or potentially liable under any Environmental Law. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each required Environmental Permit is valid and in effect or has been timely re-applied for.

(b)       As of the date hereof, none of the Company or the Company Subsidiaries has received any written notice, demand, request for information, or claim alleging liability on the part of the Company or any Company Subsidiary as a result of a Release of Hazardous Materials.

(c)       None of the Company or the Company Subsidiaries has received any written notice or request for information with respect to any Company Property regarding potential or actual liability for cleanup or environmental remediation thereof for which the potential or actual liability of the Company or Company Subsidiary remains unresolved.

(d)       Notwithstanding any other provision of this Agreement to the contrary, the representations and warranties made in this Section 3.16 and Section 3.05 are the sole and exclusive representations and warranties made by the Company in this Agreement with respect to Hazardous Materials, Environmental Laws, Environmental Permits and any other matter related to the environment or the protection of human health or worker safety.

Section 3.17 Employee Benefits.

(a)       Company Schedule 3.17(a) sets forth a true and complete list of all “employee pension benefit plans” (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974 (“ERISA”)) (“Company Pension Plans”), “employee welfare benefit plans” (as defined in Section 3(1) of ERISA) and all other material bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical and other plans, arrangements or understandings (collectively, “Company Benefit Plans”) maintained, or contributed to, by the Company or any Company ERISA Affiliate for the benefit of any current or former employees or directors of the Company or any Company Subsidiary. The Company has made available to Parent copies of (i) the most recent version of each Company Benefit Plan and any amendments made thereto; (ii) the three most recent annual reports on Form 5500 filed with the Internal Revenue Service with respect to each Company Benefit Plan or equivalent filing in any relevant jurisdiction (if any such report was required) and all attachments thereto; (iii) the most recent summary plan description for each Company Benefit Plan for which such summary plan description is required; (iv) each trust agreement and group annuity contract relating to any Company Benefit Plan; (v) the nondiscrimination testing results for the last three plan years for each Company Benefit Plan that is subject to nondiscrimination testing under ERISA or the Code; and (vi) the most recent Internal Revenue Service favorable determination or opinion letter for each such Company Benefit Plan that is intended to qualify under Section 401(a) of the Code, other than any Company Benefit Plan or related documentation that the Company or any Company Subsidiary is prohibited from making available to Parent as a result of applicable Law relating to the safeguarding of data privacy (in which case such Company Benefit Plan or related documentation will be made available to Parent as soon as allowed under applicable Law).

(b)       With respect to each Company Benefit Plan: (i) each has been administered in compliance with its terms and with applicable Laws including, without limitation, ERISA and the Code; (ii) no actions, suits, claims, audits, inquiries, reviews, proceedings, claims, or demands are pending or to the Knowledge of the Company, threatened; (ii) all premiums, contributions, or other payments required to have been made by Law or under the terms of any Company Benefit Plan or any contract or agreement relating thereto as of the Closing Date have been made; and (iv) there have been no acts or omissions by the Company or any Company ERISA Affiliate that have given or could give rise to any fines, penalties, taxes or related charges under Sections 502 or 4071 of ERISA or Section 511 or Chapter 43 of the Code, or under any other applicable Law.

(c)       With respect to the United States of America, all Company Pension Plans have been the subject of determination or opinion letters from the Internal Revenue Service to the effect that such Company Pension Plans are qualified and exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and no such determination letter has been revoked nor, to the Knowledge of the Company, has revocation been threatened.

(d)       None of the Company, any Company Subsidiary, any officer of the Company or any Company Subsidiary or any of the Company Benefit Plans that are subject to ERISA, including the Company Pension Plans, any trusts created thereunder or any trustee or administrator thereof, has engaged in a “prohibited transaction” (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) or any other breach of fiduciary responsibility that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.

(e)       No Company Benefit Plan is, and none of the Company or any Company ERISA Affiliate contributes to, is required to contribute to, or otherwise participates in or in any way has any material liability, directly or indirectly, with respect to (i) any plan subject to Section 412 of the Code, Section 302 of ERISA or Title IV of ERISA, (ii) any “multiemployer plan” (within the meaning of Sections 3(37) or 4001(a)(3) of ERISA or Section 414(f) of the Code), (iii) any single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) that is subject to Sections 4063, 4064 or 4069 of ERISA or Section 413(c) of the Code, that covers or has covered any employee of the Company or any Company ERISA Affiliate; or (iv) any plan or arrangement that provides for post-employment medical benefits (other than health continuation coverage required by Section 4980B of the Code and Title I, Subtitle B, Part 6 of ERISA or otherwise as required by Law.

(f)       Other than payments that may be made to the Persons listed in Company Schedule 3.17(f), any amount that could be received (whether in cash or property or the vesting of property) as a result, directly or indirectly, of the Merger or any other Transaction by any employee, officer or director of the Company or any of its Affiliates who is a “disqualified individual” (as such term is defined in proposed Treasury Regulation Section 1.280G-1) under any employment, severance or termination agreement, other compensation arrangement or Company Benefit Plan currently in effect would not reasonably expected to be characterized as an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code).

(g)       Other than as set forth in Company Schedule 3.17(g), the execution and delivery by the Company of this Agreement do not, and the consummation of the Merger and the other Transactions and compliance with the terms hereof will not (i) entitle any employee, officer or director of the Company or any Company Subsidiary to severance pay, (ii) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any Company Benefit Plan or (iii) result in any breach or violation of, or a default under, any Company Benefit Plan.

Section 3.18 Labor. As of the date hereof, (i) no employee of the Company or any of the Company Subsidiaries is represented by any union or covered by any collective bargaining agreement, (ii) no labor organization or group of employees of the Company or any of the Company Subsidiaries has made a pending demand for recognition or certification, and (iii) there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or, to the Knowledge of the Company, threatened to be brought or filed, with the National Labor Relations Board or any other labor relations Governmental Entity. Since January 1, 2022, neither the Company nor any Company Subsidiary has experienced any labor disputes, strikes, work stoppages, slowdowns, lockouts or any union organization attempts concerning any employees of the Company or a Company Subsidiary.

Section 3.19 Litigation.

(a)       Except as set forth on Section 3.19(a) of the Company Schedule, there are no Actions by, against or involving the Company or any of its Subsidiaries, or its or their businesses or assets, directors or officers pending, or to the Knowledge of the Company, threatened (whether in writing or orally). The Company and the Company Subsidiary are not subject to any order, writ, injunction, judgment or decree that, individually or in the aggregate, would reasonably be expected to affect the legality, validity or enforceability of this Agreement and the Ancillary Agreements or prevent or delay the consummation of the transactions contemplated hereby or thereby.

(b)       Except as set forth on Section 3.19(b) of the Company Schedule sets forth a true and complete list of all Actions against, brought by or, to the Knowledge of the Company, otherwise involving the Company or any Company Subsidiary, its businesses or assets, or its directors, officers, or Equityholders in their capacities as such that have been resolved in the past three (3) years.

Section 3.20 No Other Confidentiality or Standstill Agreements. As of the date hereof, except for the Confidentiality Agreement, neither the Company nor any Company Subsidiary is a party to or otherwise bound by obligations under any confidentiality or standstill agreement in connection with a potential sale, merger, business combination, consolidation, reorganization or any other extraordinary corporate transaction involving the Company or such Company Subsidiary.

Section 3.21 Brokers. No broker, investment banker, financial advisor or other similar Person, other than SBS Intl Group the fees and expenses of which will be paid solely by the Company out of the Merger Consideration as reflected on the Payment Schedule_, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Merger and the other Transactions based upon arrangements made by or on behalf of the Company.

Section 3.22 Affiliate Transactions. Except as set forth in Error! Reference source not found.2 of the Disclosure Schedule, as of the Closing Date, no officer, manager or Affiliate of the Company or any individual in such officer’s or manager’s immediate family is a party to any material Contract with the Company (other than arising under or in connection with Company Plans, employment related Contracts and confidentiality Contracts or other Contracts incident to such Person’s employment with the Company) or has any interest in any material property used by the Company. Except as set forth on Error! Reference source not found. of the Disclosure Schedule, to the Company’s Knowledge, no equityholder, manager or officer of the Company (i) owns directly or indirectly on an individual or joint basis any interest (other than passive investments in publicly traded securities) in, or serves as an officer or director of, any client, supplier, customer, lessee, lessor, or other organization which has a material business relationship with, or any competitor of, the Company or (ii) has any material interest in any material asset or property, tangible or intangible, used in the operation of the Business as currently operated.

Section 3.23 Bank Accounts. Section 3.23 of the Disclosure Schedule lists all checking, savings or other accounts of the Company at any bank or other financial institution, including the authorized signatories for each such account.

Section 3.24 Inventory. All of the inventory of the Company, whether reflected in the Financial Statements or otherwise, consists of a quality and quantity usable and salable in the Ordinary Course of Business, is of a quantity sufficient to enable Parent to carry on Business as presently conducted by the Company, is free of manufacturing defects and is of good, usable and merchantable quality in all material respects, and is in compliance, in all material respects, with all applicable Laws and standards, except for used, obsolete, damaged or defective items of inventory, all of which items have been written off or written down or for which adequate reserves have been established as reflected in the Latest Balance Sheet. The inventory of the Company was acquired or manufactured in the Ordinary Course of Business. The value at which the Company’s inventory is carried on the Financial Statements reflects the Company’s inventory valuation policy which is consistent with industry practice and in accordance with GAAP, consistently applied. All inventory (other than goods in transit) of the Company are located on the premises of the Company.

Section 3.25 Accounts Receivable and Payable.

(a)       The accounts, notes and other receivables of the Company (the “Accounts Receivable”) that are reflected on the Latest Balance Sheet arose in the Ordinary Course of Business and represent bona fide claims against debtors for sales actually made or services actually performed. The Accounts Receivable arising before the date hereof (i) arose in the Ordinary Course of Business and (ii) represent bona fide claims against debtors for sales actually made or services actually performed. Other than as set forth on Section 3.25(a) of the Disclosure Schedule, (x) none of the Accounts Receivable are subject to any defenses, claim of offset, recoupment, set-off or counterclaim and, to the Company’s Knowledge, there are no facts or circumstances (whether asserted or unasserted) that could give rise to any such claim, and (y) all Accounts Receivable are, to the Company’s Knowledge, fully collectible in the Ordinary Course of Business consistent with past practice without cost to Parent or resort to litigation or extraordinary collection efforts therefor within ninety (90) days after the Closing. All Accounts Receivable arising out of or relating to the Business as of December 31, 2024 have been included in the Latest Balance Sheet, and all Accounts Receivable arising out of or relating to the Business as of the Closing Date, in each case, are calculated in accordance with GAAP applied on a consistent basis.

(b)       All accounts payable of the Company (the “Accounts Payable”) that are reflected on the Latest Balance Sheet represent valid obligations arising from sales actually made or services actually performed by third parties. All Accounts Payable arose in bona fide arm’s length transactions in the Ordinary Course of Business. Except as set forth on Section 3.25(b) of the Disclosure Schedule, no Accounts Payable are delinquent in their payment. There is no contest, claim, or right of set-off under any Contract with any obligor of any Accounts Payable relating to the amount or validity of such Accounts Payable. All Accounts Payable arising out of or relating to the Business as of December 31, 2024 have been included in the Latest Balance Sheet, and all Accounts Payable arising out of or relating to the Business as of the Closing Date, in each case, are calculated in accordance with GAAP applied on a consistent basis.

Section 3.26 Officers and Directors; Organizational Documents. Section 3.26 of the Disclosure Schedule lists the officers and directors of the Company. The Company has delivered to Parent accurate and complete copies of the Organizational Documents of the Company.

Section 3.27 No Additional Representations. The Company acknowledges that it and its Representatives have been permitted full and complete access to the books and records, facilities, equipment, Tax returns, Parent Contracts, insurance policies (or summaries thereof) and other properties and assets of Parent and the Parent Subsidiaries that it and its Representatives have desired or requested to obtain or review, and that it and its Representatives have had a full opportunity to meet with the executive officers and employees of the Parent and the Parent Subsidiaries to discuss the business of Parent and the Parent Subsidiaries. The Company acknowledges that (a) neither Parent nor any other Person has made any representation or warranty, express or implied, as to Parent or any Parent Subsidiary or the accuracy or completeness of any information regarding the Parent and the Parent Subsidiaries furnished or made available to the Company and its Representatives, except as expressly set forth in this Agreement, (b) the Company has not relied on any representation or warranty from Parent, any Parent Subsidiary or any other Person in determining to enter into this Agreement, except those representations and warranties expressly set forth in this Agreement, and (c) no Person shall have or be subject to any liability to the Company or any other Person resulting from the distribution to the Company, or the Company’s use, of any such information, including any information, documents or material made available to the Company in any physical or electronic “data rooms,” management presentations or in any other form in expectation of the Transactions. Without limiting the generality of the foregoing, the Company acknowledges that none of Parent or any other Person has made any representation or warranty, express or implied, as to the accuracy, completeness or achievement of any financial projections, forecasts, cost estimates, capital budgets and other predictions relating to Parent and the Parent Subsidiaries and made available to the Company.

Section 3.28 Corporate Transparency Act. The Company and any Company Subsidiary shall make all filings required to be made with the U.S. Department of Treasury’s Financial Crimes Enforcement Network (FinCEN) under the Corporate Transparency Act, 31 U.S.C. 5336 and the rules and regulations promulgated thereunder, such filings are true, complete and correct and the Company has provided true, complete and correct copies of such filings to Parent.

Article IV
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as set forth in (x) the disclosure schedules of Parent delivered to the Company at least two days prior to the execution of this Agreement (collectively, the “Parent Schedules,” and individually, a “Parent Schedule”) (but only to the extent that any disclosure in the Parent Schedules contains an reference to the Section in this Article IV to which such disclosure relates or the Section in this Article IV to which such disclosure relates is otherwise reasonably apparent on its face) or (y) the Parent SEC Documents filed with the SEC since January 1, 2023 (but excluding statements in any “Risk Factors” section and any disclosures of risks or other matters included in any “forward-looking statement” disclaimers or other statements that are cautionary, predictive or forward-looking in nature), Parent and Merger Sub, jointly and severally, represent and warrant to the Company as follows:

Section 4.01 Organization, Standing and Power.

(a)       Parent and each of its subsidiaries, including Merger Sub (each a “Parent Subsidiary” and, collectively, the “Parent Subsidiaries”), is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized. Parent Schedule 4.01(a) lists each Parent Subsidiary and its jurisdiction of organization. Each of Parent, Merger Sub and each Parent Subsidiary is duly qualified and in good standing to do business in each jurisdiction in which the conduct or nature of its business or the ownership, leasing or holding of its properties make such qualification necessary, except such jurisdictions where the failure to be so qualified or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.

(b)       True and complete copies of the Certificate of Incorporation of Parent, as amended to the date of this Agreement (as so amended, the “Parent Charter”), the Amended and Restated Bylaws of Parent, as amended to the date of this Agreement (as so amended, the “Parent Bylaws” and, together with the Parent Charter, the “Parent Governing Documents”), are included in the Parent SEC Documents. Parent has made available to the Company the comparable charter and organizational documents of Merger Sub and each Parent Subsidiary, in each case as amended to the date of this Agreement.

Section 4.02 Capital Stock of Parent.

(a)       The authorized capital stock of Parent consists of 350,000,000 shares of Parent Common Stock, and 10,000,000 shares of preferred stock, par value $0.0001 per share (the “Parent Preferred Stock” and, together with the Parent Common Stock, the “Parent Capital Stock”). As of February 12, 2025, (i) 162,392,908 of Parent Common Stock were issued and outstanding, and no shares of Parent Preferred Stock were issued and outstanding, (ii) 90,662,710 of Parent Restricted Stock were outstanding, (iii) Parent Options, whether or not vested, pursuant to which an aggregate of 10,915,486 of Parent Common Stock may be issued, were outstanding, and (iv) 266,608 of Parent Common Stock not currently subject to outstanding awards were reserved for issuance pursuant to the Parent Stock Plan. Parent Schedule 4.02(a)(ii) sets forth for each Parent Subsidiary the amount of its authorized capital stock, the amount of its outstanding capital stock and the record and beneficial owners of its outstanding capital stock, and there are no other shares of capital stock or other equity securities of any Parent Subsidiary issued, reserved for issuance or outstanding, in each case as of the date hereof. All outstanding shares of capital stock of, or other Equity Interests in, each Parent Subsidiary have been validly issued and are fully paid and non-assessable and are owned directly or indirectly by Parent, free and clear of ay Liens and free of any other restriction, including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other Equity Interests. Except as set forth above, at the close of business on February 12, 2025, no shares of capital stock or other voting securities of Parent were issued, reserved for issuance or outstanding. Except as set forth in Parent Schedule 4.02(a)(iii), since February 12, 2025 to the date of this Agreement, (x) there have been no issuances by Parent of shares of Parent Capital Stock or other Equity interests or voting securities of Parent, other than issuances of Parent Common Stock pursuant to the exercise of Parent Options or Parent Restricted Stock, and (y) there have been no issuances by Parent of options, warrants, or other rights or other Equity Interests to acquire shares of Parent Capital Stock or other rights that give the holder thereof any economic benefit accruing to the holders of any Parent Capital Stock, except pursuant to the Parent Stock Plan. All outstanding shares of Parent Capital Stock and all the outstanding shares of capital stock of each Parent Subsidiary are, and all such shares that may be issued before the Effective Time will be, when issued, duly authorized, validly issued, fully paid and non-assessable and not subject to, or issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of Law (including the DGCL), the Parent Governing Documents, the Organizational Documents of any Parent Subsidiary or any Contract to which Parent or any Parent Subsidiary is a party or otherwise bound. There are not any bonds, debentures, notes or other indebtedness of Parent or any Parent Subsidiary outstanding having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of common stock of Parent or any Parent Subsidiary may vote (“Voting Parent Debt”). Except as set forth above, as of the date hereof, there are not any options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units or Contracts to which Parent or any Parent Subsidiary is a party or by which any of them is bound (i) obligating Parent or any Parent Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other Equity Interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other Equity Interest in, Parent or of any Parent Subsidiary or any Voting Parent Debt or (ii) obligating Parent or any Parent Subsidiary to issue, grant, extend or enter into any such option, warrant, call, right, security or Contract. As of the date hereof, there are not any outstanding contractual obligations of Parent or any Parent Subsidiary to repurchase, redeem or otherwise acquire any shares of capital stock, membership interests, partnership interests, joint venture interests or other Equity Interests of Parent or any Parent Subsidiary.

(b)       Immediately prior to the Effective Time, assuming no other changes to the Parent Capital Stock since February 12, 2025, 162,392,908 shares of Parent Common Stock and no shares of Parent Preferred Stock will be issued and outstanding.

(c)       Parent Schedule 4.02(c) sets forth a true and complete list of all capital stock, membership interests, partnership interests, joint venture interests and other Equity Interests in any Person (other than a Parent Subsidiary) owned as of the date hereof, directly or indirectly, by Parent or any Parent Subsidiary.

Section 4.03 Authority; Execution and Delivery; Enforceability; State Takeover Statutes.

(a)       Each of Parent and Merger Sub has full corporate power and authority to execute and deliver this Agreement, to perform and comply with each of its obligations under this Agreement, and to consummate the Merger and the other Transactions. The execution and delivery by each of Parent and Merger Sub of this Agreement, the performance and compliance by Parent and Merger Sub with each of their obligations herein, and the consummation by Parent and Merger Sub of the Merger and the other Transactions, have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub. Parent, as sole stockholder of Merger Sub, has adopted this Agreement for purposes of Section 251(a) of the DGCL. Each of Parent and Merger Sub has duly executed and delivered this Agreement and, assuming due authorization, execution, and delivery by the Company, this Agreement constitutes the legal, valid and binding obligation of Parent and Merger Sub, enforceable against them in accordance with its terms, except as may be limited by Laws affecting the availability and enforcement of creditors’ rights and remedies generally or by general equitable principles.

(b)       The Board of Directors of Parent (the “Parent Board”), at a meeting duly called and held prior to the execution of this Agreement and at which all directors of Parent were present, duly adopted resolutions approving this Agreement, the Merger and the other Transactions. The Board of Directors of Merger Sub, at a meeting duly called and duly held prior to the execution of this Agreement and at which all directors of Merger Sub were present, duly and unanimously adopted resolutions (i) approving this Agreement, the Merger and the other Transactions, (ii) determining that the terms of the Merger and the other Transactions are fair to and in the best interests of Merger Sub and Parent, (iii) recommending that Parent, as sole stockholder of Merger Sub, adopt this Agreement, and (iv) declaring that this Agreement is advisable in accordance with Section 251(a) of the DGCL. The Parent Board and the Board of Directors of Merger Sub have taken all necessary action, including adopting the foregoing resolutions and all such resolutions necessary, to render inapplicable to the Company, and to this Agreement, the Merger and the other Transactions the restrictions on business combinations contained in Section 203 of the DGCL. To the Knowledge of Parent, no other Anti-Takeover Laws, or similar provisions in the Parent Governing Documents applies to this Agreement, the Merger or the Transactions. There is no stockholder rights plan, “poison pill” anti-takeover plan or similar agreement, plan or arrangement in effect to which Parent or any of its Subsidiaries is subject.

Section 4.04 No Conflicts; Consents.

(a)       The execution and delivery by each of Parent and Merger Sub of this Agreement do not, and the consummation of the Merger and the other Transactions and compliance with the terms hereof will not, contravene, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancelation or acceleration of any obligation, to a right to challenge the Transactions or to loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets of Parent or any Parent Subsidiary under, any provision of (i) the Parent Governing Documents or the comparable charter or organizational documents of any Parent Subsidiary, (ii) any Contract or Parent Benefit Plan to which Parent or any Parent Subsidiary is a party or by which any of their respective properties or assets is bound or (iii) subject to the filings and other matters referred to in Section 4.04(b), any Judgment or Law applicable to Parent or any Parent Subsidiary or their respective properties or assets, other than, in the case of the immediately preceding clauses (ii) and (iii), any such items that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect.

(b)       No Consent of, or Filing with, any Governmental Entity is required to be obtained or made by or with respect to Parent or any Parent Subsidiary in connection with the execution, delivery and performance hereof or the consummation of the Transactions or the ownership by Parent of the Surviving Corporation following the Closing, other than (i) the filing with the SEC such Filings under Sections 13 and 16 of the Exchange Act as may be required in connection with this Agreement, the Merger and the other Transactions, (ii) such Filings and Consents as may be required under the rules and regulations of NASDAQ, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of the other jurisdictions in which the Company is qualified to do business, (iv) such Filings and Consents as may be required in connection with the Taxes described in Section 6.08 (Transfer Taxes), (v) such Filings and Consents as may be required solely by reason of the Company’s (as opposed to any other third party’s) participation in the Transactions, such other Filings and Consents the failure of which to obtain or make, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Parent Material Adverse Effect.

Section 4.05 SEC Documents; Financial Statements; No Undisclosed Liabilities; Internal Controls.

(a)       Parent has filed all reports, schedules, forms, statements and other documents required to be filed by Parent with the SEC since January 1, 2023 pursuant to Sections 13(a), 14(a) and 15(d) of the Exchange Act (the “Parent SEC Documents”). As of its date, each Parent SEC Document complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder applicable to such Parent SEC Document, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(b)       With respect to each annual report on Form 10-K, each quarterly report on Form 10-Q and each amendment of any such report included in the Parent SEC Documents, in each case at the time of filing thereof, the chief executive officer and chief financial officer of Parent have made all certifications required by the Sarbanes-Oxley Act and any related rules and regulations promulgated by the SEC and NASDAQ, and the statements contained in any such certifications were complete and correct.

(c)       The consolidated financial statements of Parent included in the Parent SEC Documents, including the notes thereto and all related compilations, reviews and other reports issued by Parent’s accountants with respect thereto (the “Parent Financial Statements”), comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto. The Parent Financial Statements fairly present the financial condition and the results of operations, cash flows and changes in stockholders’ equity of Parent (on a consolidated basis) as of the respective dates of and for the periods referred to in the Parent Financial Statements, all in accordance with GAAP, subject, in the case of interim Parent Financial Statements, to normal year-end adjustments.

(d)       Parent and the Parent Subsidiaries do not have any liabilities or obligations except (i) as disclosed, reflected or reserved against in the most recent balance sheet included in the Parent Financial Statements or the notes thereto, (ii) for liabilities and obligations incurred in the Ordinary Course of Business since the date of such balance sheet, (iii) liabilities or obligations incurred in connection with the Transactions, (iv) liabilities and obligations arising under the terms of (but not from any breach or default under) any Contract binding upon Parent or any of the Parent Subsidiaries, and (v) liabilities or obligations that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. This representation shall not be deemed breached as a result of changes in GAAP or in Law after the date hereof. There are no off-balance sheet special purpose entities and financing arrangements of Parent or any Parent Subsidiaries required to be disclosed pursuant to Item 303(a)(4) of Regulation S-K promulgated under the Securities Act that have not been so described in the Parent SEC Documents.

(e)       Parent has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs Error! Reference source not found. and (e), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. Parent’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by Parent in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to Parent’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act.

(f)       The internal controls over financial reporting of Parent and its Subsidiaries provide reasonable assurance regarding the reliability of the financial reporting of Parent and its Subsidiaries and the preparation of the financial statements of Parent and its Subsidiaries for external purposes in accordance with GAAP.

(g)       Parent has disclosed, based on its most recent evaluation prior to the date hereof, to Parent’s auditors and the audit committee of the Parent Board (i) all significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect Parent’s ability to record, process, summarize and report financial information, and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the internal controls of Parent or the Parent Subsidiaries. Parent has made available to Parent all such disclosures made by management to Parent’s auditors and audit committee of its Board of Directors.

(h)       As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to any Parent SEC Documents. From January 1, 2022 to the date hereof, Parent has not received written notice from the SEC or any other Governmental Entity that any of its accounting policies or practices are or may be the subject of any review, inquiry, investigation or challenge by the SEC or other Governmental Entity. From January 1, 2022 to the date hereof, Parent’s independent public accounting firm has not informed Parent that it has any material questions, challenges or disagreements regarding or pertaining to Parent’s accounting policies or practices. From January 1, 2022 to the date hereof, to the Knowledge of Parent, no officer or director of Parent has received, or is entitled to receive, any material compensation from any entity that has engaged in or is engaging in any material transaction with Parent or any Parent Subsidiary.

(i)       The Company is in compliance, in all material respects, with all rules, regulations and requirements of the Sarbanes-Oxley Act and the SEC.

(j)       Parent is in compliance in all material respects, with the applicable criteria for continued listing of Parent Common Stock on NASDAQ, including all applicable corporate governance rules and regulations thereunder.

Section 4.06 Intentionally Omitted.

Section 4.07 Absence of Certain Changes or Events. Except as disclosed in the Parent SEC Documents, from the date of the most recent financial statements included in the Parent SEC Documents to the date hereof, (a) there has not occurred any event, change, effect or development that has had, or is likely to have, individually or in the aggregate, a Parent Material Adverse Effect and (b) there has not been any action taken by Parent or its Affiliates that, if taken during the period from date of this Agreement through the Closing without the consent of the Company, would constitute a breach of Section 5.02. From the date of the most recent financial statements included in the Parent SEC Documents to the date hereof, the business of the Parent and the Parent Subsidiaries has been conducted in the Ordinary Course of Business.

Section 4.08 Assets Other than Real Property Interests. Parent or a Parent Subsidiary has good and valid title to all the material assets reflected on the most recent financial statements included in the Parent SEC Documents or thereafter acquired, other than assets disposed of in the Ordinary Course of Business, in each case free and clear of all Liens other than Permitted Liens.

Section 4.09 Real Property.

(a)       With respect to the real property owned by Parent or any Parent Subsidiary (“Parent Owned Property”), except for matters that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Parent Material Adverse Effect, either Parent or a Parent Subsidiary has good and insurable fee title to such Parent Owned Property, in each case free and clear of all Liens other than Permitted Liens and other conditions, covenants, encroachments, easements, restrictions and other encumbrances that do not materially adversely affect the use of the Parent Owned Property by Parent or a Parent Subsidiary.

(b)       Except for matters that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Parent Material Adverse Effect, (i) each material lease, sublease, license, easement and other agreement under which Parent or any Parent Subsidiary uses or occupies or has the right to use or occupy any material real property at which the material operations of Parent and the Parent Subsidiaries are conducted (the “Parent Leased Property”; an Parent Owned Property or Parent Leased Property being sometimes referred to herein, individually, as a “Parent Property”), is valid, binding and in full force and effect and (ii) Parent or a Parent Subsidiary has a good and valid leasehold interest, subject to the terms of any lease, sublease or other agreement applicable thereto, in each parcel of Parent Leased Property, in each case free and clear of all Liens other than Permitted Liens and other conditions, covenants, encroachments, easements, restrictions and other encumbrances that do not adversely affect the use of the Parent Leased Property by Parent or a Parent Subsidiary.

(c)       To the Knowledge of Parent, none of Parent or the Parent Subsidiaries has received any notice of any material violation of any ordinance, regulation, law, or statute of any Governmental Entity pertaining to any Parent Property.

(d)       None of Parent or the Parent Subsidiaries has received any written notice of any condemnation or eminent domain Proceedings relating to any Parent Property, or negotiations for the purchase of any Parent Property in lieu of condemnation, and no condemnation or eminent domain Proceedings or negotiations have been commenced or threatened in connection with any of the foregoing.

Section 4.10 Intellectual Property.

(a)       Parent Schedule 4.10(a) contains a true and complete list of all registered Parent Intellectual Property owned or purported to be owned by Parent or the Parent Subsidiaries as of the date hereof (collectively, “Parent Registered IP”). Parent or the Parent Subsidiaries own the Parent Registered IP free and clear of all mortgages, pledges, charges, liens, equities, security interests, or other encumbrances other than Permitted Liens or except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b)       To the knowledge of Parent, Parent and the Parent Subsidiaries own, license, sublicense or otherwise possess legally enforceable rights to use all Intellectual Property necessary to conduct the business of Parent and the Parent Subsidiaries as presently conducted except for Intellectual Property the absence of which would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(c)       To the knowledge of the Parent, the conduct of the business of Parent and the Parent Subsidiaries as presently conducted, does not infringe, violate or constitute a misappropriation of any valid Intellectual Property of any third party, except for such infringements, violations and misappropriations that would not reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect. Neither Parent nor any of the Parent Subsidiaries has received any written claim or notice from any Person since January 1, 2018 alleging any such infringement, violation or misappropriation, except for any such alleged infringement, violation or misappropriation that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(d)       To the knowledge of Parent, no third party is infringing, violating or misappropriating any of the Intellectual Property of Parent or any of the Parent Subsidiaries, except for infringements, violations or misappropriations that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(e)       Parent has taken reasonable steps to maintain the confidentiality of and to otherwise protect and enforce its rights in all proprietary information, including any proprietary information that Parent holds as a trade secret.

(f)       Neither the execution, delivery, or performance of this Agreement or any of the agreements or documents contemplated hereby nor the consummation of any of the Transactions contemplated hereby or thereby will, with or without notice or lapse of time or both, result in, or give any other Person the right or option to cause or declare, (i) a loss of, or Lien on, any Intellectual Property of Parent; (ii) the release, disclosure, or delivery of any Intellectual Property of Parent, including any source code, by or to any escrow agent or other Person; or (iii) the grant, assignment, or transfer to any other Person of any license or other right or interest under, to, or in any of the Intellectual Property of Parent, except in each case for any assertions or allegations that, if true, would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(g)       No software comprising any of the Intellectual Property of Parent is subject to any “copyleft” or other obligation or condition (including any obligation or condition under any “open source” license such as the GNU Public License, Lesser GNU Public License, or Mozilla Public License) that could require, or could condition the use or distribution of such Parent software on, the disclosure, licensing, or distribution of any source code for any portion of such Parent software, or could otherwise impose any limitation, restriction, or condition on the right or ability of Parent to use or distribute any such Parent software, except in each case for any obligations or conditions that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.11 Contracts.

(a)       Parent Schedule 4.11(a) sets forth a true and complete list of each Parent Contract that has not been filed as an exhibit to a Parent SEC Document. “Parent Contracts” means the following Contracts to which Parent or any Parent Subsidiary is a party:

(i)       any Contract that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the Exchange Act) required to be filed as an exhibit to a Parent SEC Document;

(ii)       any collective bargaining Contract with any labor organization, union or association, except for terms of employment required by Law;

(iii)       any change in control, retention, separation or other similar Contract with any officer or employee that may result in material liabilities to Parent or any Parent Subsidiary as a result of or in connection with the Merger or any of the other Transactions;

(iv)       any Contract or covenant not to compete (other than pursuant to any radius restriction contained in any lease, reciprocal easement or development, construction, operating or similar Contract);

(v)       any material Contract with any Affiliate of Parent (other than a Parent Subsidiary) that will continue in effect after the Closing;

(vi)       any Contract under which Parent or a Parent Subsidiary has borrowed any money from any Person (other than Parent or a Parent Subsidiary) or any other note, bond, debenture, guarantee or other evidence of indebtedness for borrowed money of Parent or a Parent Subsidiary (other than in favor of Parent or a Parent Subsidiary) in any such case that, individually, is in excess of $250,000;

(vii)       any Contract or any form of Contract providing for indemnification by Parent or a Parent Subsidiary of any Person with respect to material liabilities;

(viii)       any Contract under which a claim for indemnification has been made by any Person;

(ix)       any Contract involving payment by Parent or a Parent Subsidiary of more than $250,000 (unless terminable without payment of a material penalty upon no more than 60 days’ notice), other than vendor agreements entered in the Ordinary Course of Business; or

(x)       any Contract for any material joint venture, partnership or similar arrangement.

(b)       All Parent Contracts are valid, binding and in full force and effect and are enforceable by Parent or the applicable Parent Subsidiary in accordance with their respective terms, except as limited by Laws affecting the availability and enforcement of creditors’ rights and remedies generally or by general equitable principles. Parent or the applicable Parent Subsidiary has performed in all material respects all obligations required to be performed by it under the Parent Contracts, and it is not (with or without notice or lapse of time, or both) in breach or default in any material respect thereunder and, to the Knowledge of Parent, no other party to any Parent Contract is (with or without notice or lapse of time, or both) in breach or default in any material respect thereunder. To the Knowledge of Parent, since the Relevant Date through the date hereof, (i) none of Parent or the Parent Subsidiaries has received written notice of any material breach of any Parent Contract and (ii) none of Parent and the Parent Subsidiaries has received any written notice of the intention of any party to terminate any Parent Contract. True and complete copies of all Parent Contracts not filed as an exhibit to a Parent SEC Document have been made available to the Company.

Section 4.12 Permits. Parent and each Parent Subsidiary is in material compliance with the terms, of all Permits of each Governmental Entity necessary for the conduct of the business of Parent and the Parent Subsidiaries as presently conducted, all such Permits are in full force and effect, and Parent is not in default thereunder and has not received notice of any pending or threatened revocation, modification or suspension thereof, the loss of which, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect.

Section 4.13 Insurance. (i) All insurance policies maintained with respect to Parent and the Parent Subsidiaries, their respective assets and properties (including all Parent Owned Properties and Parent Leased Properties), and their directors, officers and employees are in full force and effect, and none of Parent or the Parent Subsidiaries is in default thereunder, (ii) all premiums due and payable thereon have been paid (other than retroactive or retrospective premium adjustments that are not yet, but may be, required to be paid with respect to any period ending before the Closing Date), and, (iii) except in connection with ordinary renewals, no written notice of cancellation, suspension, denial, limitation of coverage, or termination has been received or threatened with respect to any such policy.

Section 4.14 Taxes.

(a)       Parent and each Parent Subsidiary has timely filed, or has caused to be timely filed on its behalf, all material Tax Returns required to be filed by it, and all such Tax Returns are true, complete and accurate in all material respects. All Taxes shown to be due on such Tax Returns, or otherwise owed, have been timely paid.

(b)       All material assessments for Taxes due with respect to such completed and settled examinations or any concluded litigation have been fully paid. No deficiency or proposed adjustment with respect to Taxes has been proposed, asserted or assessed in writing against Parent or any Parent Subsidiary which has not been fully paid or adequately reserved in the Parent Financial Statements, in accordance with GAAP.

(c)       Each of Parent and the Parent Subsidiaries has withheld, collected and paid over to the appropriate Governmental Entity all Taxes required by Law to be withheld or collected.

(d)       There are no material Liens for Taxes (other than for Taxes not yet due and payable) on the assets of Parent or any Parent Subsidiary. Other than as set forth on Parent Schedule 4.14(d), none of Parent or the Parent Subsidiaries is a party to any Tax allocation, Tax indemnity, or Tax sharing agreement. No written claim has been made by a Governmental Entity in any jurisdiction where Parent or a Parent Subsidiary does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

(e)       Except for any group of which Parent is the common parent, none of Parent or the Parent Subsidiaries is or has been (i) a member of an affiliated group within the meaning of Section 1504(a) of the Code (or any similar group defined under a similar provision of state, local, or foreign Law), (ii) filing a consolidated federal income Tax Return with any other Person, or (iii) liable for the Taxes of any Person (other than Parent or Parent Subsidiary) under Treasury Regulation Section 1.1502-6 or any analogous or similar provision of Law, or as a transferee or successor, or by Contract (other than Contracts entered into in the ordinary course of business not primarily related to Taxes).

(f)       None of Parent or the Parent Subsidiaries has been notified in writing that it is currently under audit by any Governmental Entity or that any Governmental Entity intends to conduct such an audit, and no material action, suit, investigation, claim, assessment, administrative or other court proceeding is pending or, to the Knowledge of Parent, proposed with respect to any alleged deficiency in Taxes.

(g)       None of Parent or the Parent Subsidiaries has waived any statute of limitations in respect of any Taxes or agreed to any extension of time with respect to any material Taxes.

(h)       None of Parent or the Parent Subsidiaries has distributed the stock of any corporation in a transaction satisfying the requirements of Section 355 of the Code within the last five (5) years, and none of the Parent Capital Stock or the capital stock of, or equity interests in, any Parent Subsidiary has been distributed in a transaction satisfying the requirements of Section 355 of the Code within the last five (5) years.

(i)       None of Parent or the Parent’s Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date, (ii) use of an improper method of accounting for a taxable period ending on or prior to the Closing Date, (iii) ”closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local, or non-U.S. Law) executed on or prior to the Closing Date, (iv) intercompany transactions or any excess loss account described in Treasury Regulations under Code Section 1502 (or any similar provision of state or local income Tax Law), (v) installment sale or open transaction entered into on or prior to the Closing Date, (vi) prepaid amounts (including for the avoidance of doubt deferred revenue) received on or prior to the Closing Date, or (vii) election under Code Section 108(i).

(j)       None of Parent or the Parent Subsidiaries is or has been a party to any “listed transaction,” as defined in Code Section 6707A(c)(2) and Treasury Regulation Section 1.6011-4(b).

(k)       Except as set forth on Parent Schedule 4.14(k), each of the Parent Subsidiaries has been, since its formation, treated as a disregarded entity for federal and where applicable, state, income Tax purposes as defined in Treasury Regulation Section 301.7701-3(b).

(l)       Notwithstanding anything to the contrary contained herein, none of the representations and warranties contained elsewhere in this Article IV shall relate to Tax matters, which are instead the subject of this Section 4.14 exclusively.

Section 4.15 Proceedings. As of the date of this Agreement, there is no Proceeding pending or, to the Knowledge of Parent, threatened, against Parent or any Parent Subsidiary, nor is there any Judgment outstanding against Parent or any Parent Subsidiary, that (a) seeks or imposes any material injunctive or other equitable relief, (b) relates to any of the Transactions, or (c) would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.16 Compliance with Laws. Parent and the Parent Subsidiaries are in compliance in all material respects with all Laws and Judgments applicable to Parent or any Parent Subsidiary. None of Parent or the Parent Subsidiaries has since January 1, 2022 received any written communication from a Governmental Entity that alleges that Parent or a Parent Subsidiary is not in compliance in any material respect with any Law. Neither Parent nor any Parent Subsidiary, nor, to the Knowledge of Parent, any of their respective directors, officers, employees or agents or any other Person authorized to act, and acting, on behalf of Parent or any Parent Subsidiary has, directly or indirectly, in connection with the business activities of Parent used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity or to or for the benefit of any government official, candidate for public office, political party or political campaign, for the purpose of (A) influencing any act or decision of such government official, candidate, party or campaign, (B) inducing such government official, candidate, party or campaign to do or omit to do any act in violation of a lawful duty, (C) obtaining or retaining business for or with any Person, (D) expediting or securing the performance of official acts of a routine nature or (E) otherwise securing any improper advantage, in each case in violation of the Foreign Corrupt Practices Act of 1977, 15 U.S.C. §§ 78dd-1 et seq.

Section 4.17 Environmental Matters.

(a)       Except for matters that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (i) each of Parent and the Parent Subsidiaries is and has been in compliance with all Environmental Laws applicable to their respective operations as currently conducted (including possessing and complying with any required Environmental Permits), and (ii) as of the date hereof, there are no administrative or judicial proceedings pending against Parent or any Parent Subsidiary that allege, and, none of Parent or the Parent Subsidiaries has received any written communication during the past two years from a Governmental Entity that alleges, that Parent or a Parent Subsidiary is not in compliance with or is liable or potentially liable under any Environmental Law. Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, each required Environmental Permit is valid and in effect or has been timely re-applied for.

(b)       As of the date hereof, none of Parent or the Parent Subsidiaries has received any written notice, demand, request for information, or claim alleging liability on the part of Parent or any Parent Subsidiary as a result of a Release of Hazardous Materials.

(c)       None of Parent or the Parent Subsidiaries has received any written notice or request for information with respect to any Parent Property regarding potential or actual liability for cleanup or environmental remediation thereof for which the potential or actual liability of Parent or Parent Subsidiary remains unresolved.

(d)       Notwithstanding any other provision of this Agreement to the contrary, the representations and warranties made in this Section 4.17 and Section 4.05 are the sole and exclusive representations and warranties made by Parent in this Agreement with respect to Hazardous Materials, Environmental Laws, Environmental Permits and any other matter related to the environment or the protection of human health or worker safety.

Section 4.18 Employee Benefits.

(a)       Parent Schedule 4.18(a) sets forth a true and complete list of all “employee pension benefit plans” (as defined in Section 3(2) of ERISA) (“Parent Pension Plans”), “employee welfare benefit plans” (as defined in Section 3(1) of ERISA) and all other material bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical and other plans, arrangements or understandings (collectively, “Parent Benefit Plans”), maintained, or contributed to, by Parent or any Parent ERISA Affiliate for the benefit of any current or former employees or directors of Parent or any Parent Subsidiary. Parent has made available to the Company copies of (i) the most recent version of each Parent Benefit Plan and any amendments made thereto; (ii) the three most recent annual reports on Form 5500 filed with the Internal Revenue Service with respect to each Parent Benefit Plan or equivalent filing in any relevant jurisdiction (if any such report was required) and all attachments thereto; (iii) the most recent summary plan description for each Parent Benefit Plan for which such summary plan description is required; (iv) each trust agreement and group annuity contract relating to any Parent Benefit Plan; (v) the nondiscrimination testing results for the last three plan years for each Parent Benefit Plan that is subject to nondiscrimination testing under ERISA or the Code; and (vi) the most recent Internal Revenue Service favorable determination or opinion letter for each such Parent Benefit Plan that is intended to qualify under Section 401(a) of the Code, other than any Parent Benefit Plan or related documentation that Parent or any Parent Subsidiary is prohibited from making available to the Company as a result of applicable Law relating to the safeguarding of data privacy (in which case such Parent Benefit Plan or related documentation will be made available to the Company as soon as allowed under applicable Law).

(b)       With respect to each Parent Benefit Plan, except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect: (i) each has been administered in compliance with its terms and with applicable Laws including, without limitation, ERISA and the Code; (ii) no actions, suits, claims, audits, inquiries, reviews, proceedings, claims, or demands are pending or to the Knowledge of Parent, threatened; (ii) all premiums, contributions, or other payments required to have been made by Law or under the terms of any Parent Benefit Plan or any contract or agreement relating thereto as of the Closing Date have been made; and (iv) there have been no acts or omissions by Parent or any Parent ERISA Affiliate that have given or could give rise to any fines, penalties, taxes or related charges under Sections 502 or 4071 of ERISA or Section 511 or Chapter 43 of the Code, or under any other applicable Law.

(c)       With respect to the United States of America, all Parent Pension Plans have been the subject of determination or opinion letters from the Internal Revenue Service to the effect that such Parent Pension Plans are qualified and exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and no such determination letter has been revoked nor, to the Knowledge of Parent, has revocation been threatened.

(d)       None of Parent, any Parent Subsidiary, any officer of Parent or any Parent Subsidiary or any of the Parent Benefit Plans that are subject to ERISA, including the Parent Pension Plans, any trusts created thereunder or any trustee or administrator thereof, has engaged in a “prohibited transaction” (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) or any other breach of fiduciary responsibility that, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect.

(e)       No Parent Benefit Plan is, and none of Parent or any Parent ERISA Affiliate contributes to, is required to contribute to, or otherwise participates in or in any way has any material liability, directly or indirectly, with respect to (i) any plan subject to Section 412 of the Code, Section 302 of ERISA or Title IV of ERISA, (ii) any “multiemployer plan” (within the meaning of Sections 3(37) or 4001(a)(3) of ERISA or Section 414(f) of the Code), (iii) any single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) that is subject to Sections 4063, 4064 or 4069 of ERISA or Section 413(c) of the Code, that covers or has covered any employee of Parent or any Parent ERISA Affiliate; or (iv) any plan or arrangement that provides for post-employment medical benefits (other than health continuation coverage required by Section 4980B of the Code and Title I, Subtitle B, Part 6 of ERISA or otherwise as required by Law.

Section 4.19 Labor. As of the date hereof, (i) no employee of Parent or any of the Parent Subsidiaries is represented by any union or covered by any collective bargaining agreement, (ii) no labor organization or group of employees of Parent or any of the Parent Subsidiaries has made a pending demand for recognition or certification, and (iii) there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or, to the Knowledge of Parent, threatened to be brought or filed, with the National Labor Relations Board or any other labor relations Governmental Entity, except for matters that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. To the Knowledge of Parent, since January 1, 2024, neither Parent nor any Parent Subsidiary has experienced any material labor disputes, strikes, work stoppages, slowdowns, lockouts or any union organization attempts concerning any employees of Parent or a Parent Subsidiary.

Section 4.20 No Other Confidentiality or Standstill Agreements. As of the date hereof, except for the Confidentiality Agreement, neither Parent nor Merger Sub are a party to or are otherwise bound by obligations under any confidentiality or standstill agreement in connection with a potential sale, merger, business combination, consolidation, reorganization or any other extraordinary corporate transaction involving Parent or Merger Sub.

Section 4.21 Capitalization and Operation of Merger Sub. The authorized share capital of Merger Sub consists of 100 shares, par value $0.01 per share, of which 100 shares are validly issued and outstanding. All the issued and outstanding shares of Merger Sub are, and at the Effective Time will be, owned by Parent or a direct or indirect wholly owned Parent Subsidiary. Merger Sub was formed solely for the purpose of engaging in the Transactions, and it has not conducted any business prior to the date hereof and has no assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Transactions.

Section 4.22 Brokers. No broker, investment banker, financial advisor or other similar Person, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Merger and the other Transactions based upon arrangements made by or on behalf of Parent.

Section 4.23 Ownership of Company Common Stock. None of Parent, Merger Sub or any of their “affiliates” or “associates” is, or at any time during the three-year period ending on the date hereof has been, an “interested stockholder” of the Company, in each case as defined in Section 203 of the DGCL. Neither Parent nor Merger Sub beneficially owns (within the meaning of Section 13 of the Exchange Act and the rules and regulations promulgated thereunder), or will at any time prior to the Closing Date beneficially own, any shares of Company Common Stock or other securities convertible into, exchangeable for or exercisable for shares of Company Common Stock or any securities of any Company Subsidiary, or is a party, or will at any time prior to the Closing Date become a party, to any Contract, arrangement or understanding (other than this Agreement) for the purpose of acquiring, holding, voting or disposing of any shares of Company Common Stock or other securities convertible into, exchangeable for or exercisable for shares of Company Common Stock or any securities of any Company Subsidiary.

Section 4.24 Affiliate Transactions. There are no transactions or Contracts between Parent or any of the Parent Subsidiaries, on the one hand, and any of Parent’s Affiliates (other than wholly owned Parent Subsidiaries), on the other hand, that would be required to be disclosed by Parent under Item 404 of Regulation S-K under the Securities Act and the Exchange Act.

Section 4.25 No Additional Representations. Parent acknowledges that it and its Representatives have been permitted full and complete access to the books and records, facilities, equipment, Tax returns, Company Contracts, insurance policies (or summaries thereof) and other properties and assets of the Company and the Company Subsidiaries that it and its Representatives have desired or requested to obtain or review, and that it and its Representatives have had a full opportunity to meet with the officers and employees of the Company and the Company Subsidiaries to discuss the business of the Company and the Company Subsidiaries. Parent acknowledges that (a) neither the Company nor any other Person has made any representation or warranty, express or implied, as to the Company or any Company Subsidiary or the accuracy or completeness of any information regarding the Company and the Company Subsidiaries furnished or made available to Parent and its Representatives, except as expressly set forth in this Agreement, (b) Parent has not relied on any representation or warranty from the Company, any Company Subsidiary or any other Person in determining to enter into this Agreement, except those representations and warranties expressly set forth in this Agreement, and (c) no Person shall have or be subject to any liability to Parent or any other Person resulting from the distribution to Parent, or Parent’s use, of any such information, including any information, documents or material made available to Parent in any physical or electronic “data rooms,” management presentations or in any other form in expectation of the Transactions. Without limiting the generality of the foregoing, Parent acknowledges that none of the Company or any other Person has made any representation or warranty, express or implied, as to the accuracy, completeness or achievement of any financial projections, forecasts, cost estimates, capital budgets and other predictions relating to the Company and the Company Subsidiaries made available to Parent.

Article V
COVENANTS RELATING TO CONDUCT OF BUSINESS

Section 5.01 Conduct of Business by the Company. Except for matters set forth in Company Schedule 5.01 or otherwise contemplated by this Agreement, from the date of this Agreement to the Effective Time, the Company shall, and shall cause each Company Subsidiary to, conduct its business in the Ordinary Course of Business and, to the extent consistent therewith, use all commercially reasonable efforts to preserve intact its current business organization, maintain its rights and Permits, keep available the services of its current officers and employees and keep its relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with them, and maintain its properties and assets in their current state of repair, order, functionality and condition, reasonable wear and tear excepted, to the end that its goodwill and ongoing business shall be unimpaired at the Effective Time. In addition, and without limiting the generality of the foregoing, except for matters set forth in Company Schedule 5.01 or otherwise expressly provided for by this Agreement, from the date of this Agreement to the Effective Time, the Company shall not, and shall not permit any Company Subsidiary to, do any of the following without the prior written consent of Parent, which consent shall not be unreasonably withheld, conditioned or delayed:

(a)       (i) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, other than dividends and distributions by a direct or indirect subsidiary of the Company to its parent, (ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (iii) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any Company Subsidiary or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities, except for shares of Company Common Stock delivered to the Company to pay the exercise price or tax withholding obligations under any Company Option or Company Restricted Stock award;

(b)       issue, deliver, sell or grant (i) any shares of its capital stock, (ii) any Voting Company Debt or other voting securities or (iii) any securities convertible into or exchangeable for any shares of capital stock of the Company, other than (A) the issuance of Company Common Stock upon the exercise of Company Options outstanding on the date of this Agreement and in accordance with their present terms, and (B) the issuance of Company Common Stock upon an Exchange;

(c)       amend its Organizational Documents, or adopt a plan of complete or partial liquidation or resolutions providing for a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company;

(d)       acquire or agree to acquire (i) by merging or consolidating with, or by purchasing all or substantially all the assets of or all or substantially all the outstanding Equity Interests in, any business or any corporation, partnership, joint venture, limited liability company or other company, association or other business organization, or (ii) any assets or real property;

(e)       except for retention bonus awards and payments for certain officers and employees of the Company not to exceed $100,000 in the aggregate, (i) grant to any officer or director of the Company or any Company Subsidiary any increase in compensation, except for the increases in compensation set forth in Company Schedule 5.01(e)(i) or as such increases in compensation are in the Ordinary Course of Business and consistent with past practices or otherwise are required under employment Contracts in effect as of the date hereof, (ii) grant to any officer or director of the Company or any Company Subsidiary any increase in severance or termination pay, except for the increases in severance or termination pay set forth in Company Schedule 5.01(e)(ii), as such increases in severance and termination pay are required under Contracts in effect as of the date hereof, (iii) enter into any severance or termination agreement with any such officer or director, (iv) establish, adopt, extend, renew, enter into or amend in any material respect any collective bargaining agreement or any Company Benefit Plan, except as required by applicable Law or Contracts in effect as of the date hereof, or (v) take any action to accelerate any rights or benefits, or make any material determinations under any collective bargaining agreement or Company Benefit Plan in effect as of the date hereof, except as required by the terms of such collective bargaining agreement or Company Benefit Plan;

(f)       make any change in accounting methods, principles or practices materially affecting the reported consolidated assets, liabilities or results of operations of the Company, except as be required by changes in (i) GAAP (or any authoritative interpretation thereof), including pursuant to standards, guidelines and interpretations of the Financial Accounting Standards Board or any similar organization, or (ii) Law;

(g)       sell, lease (as lessor), license or otherwise dispose of or subject to any Lien any of its properties or assets that are material, individually or in the aggregate, to the Company and the Company Subsidiaries, taken as a whole, except sales of inventory and excess or obsolete assets in the Ordinary Course of Business;

(h)       incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any Company Subsidiary or guarantee any debt securities of another Person, except for short-term borrowings incurred in the Ordinary Course of Business;

(i)       make or agree to make any new capital expenditure that, individually, is in excess of $100,000, except to the extent provided for in the Company’s budget for 2025 previously made available to Parent;

(j)       make any material Tax election or settle or compromise any material Tax liability or refund;

(k)       make any loan or advance (other than loans or advances that will be repaid before Closing) to any of its Affiliates, officers or directors (other than travel or expenses advances in the Ordinary Course of Business); or

(l)       authorize any of, or resolve, commit or agree to take any of, the foregoing actions.

Notwithstanding anything set forth in this Agreement, nothing contained in this Agreement shall give Parent or Merger Sub, directly or indirectly, the right to control or direct the operations of the Company or any Company Subsidiaries prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, control and supervision over its and the Company Subsidiaries’ respective business operations.

Section 5.02 Conduct of Business by Parent. Except with regard to the any potential capital raise by the Parent (which may occur in the sole discretion of the Parent without notice to the Company), from the date of this Agreement to the Effective Time, Parent shall, and shall cause each Parent Subsidiary to, conduct its business in the Ordinary Course of Business and, to the extent consistent therewith, use commercially reasonable efforts to preserve intact its current business organization, maintain its rights and Permits, keep available the services of its current officers and employees and keep its relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with them, and maintain its properties and assets in their current state of repair, order, functionality and condition, reasonable wear and tear excepted, to the end that its goodwill and ongoing business shall be unimpaired at the Effective Time. In addition, and without limiting the generality of the foregoing, except for matters set forth in Parent Schedule 5.02 or otherwise expressly provided for by this Agreement, from the date of this Agreement to the Effective Time, Parent shall not, and shall not permit any Parent Subsidiary to, do any of the following without the prior written consent of the Company, which consent shall not be unreasonably withheld, conditioned or delayed:

(a)       (i) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, other than dividends and distributions by a direct or indirect subsidiary of Parent to its parent, (ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (iii) purchase, redeem or otherwise acquire any shares of capital stock of Parent or any Parent Subsidiary or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities, except for (A) shares of Parent Common Stock delivered to Parent to pay the exercise price or tax withholding obligations under any Parent Option or Parent Restricted Stock award, and (B) shares of Parent Common Stock repurchased by Parent under its stock repurchase program;

(b)       issue, deliver, sell or grant (i) any shares of its capital stock, (ii) any Voting Parent Debt or other voting securities or (iii) any securities convertible into or exchangeable for any shares of capital stock of Parent, other than (A) the issuance of Parent Common Stock upon the exercise of Parent Options outstanding on the date of this Agreement and in accordance with their present terms, (B) the issuance of additional Parent Options or shares of Parent Restricted Stock pursuant to the Parent Stock Plan in accordance with its present terms and consistent with prior practice, and the issuance of Parent Common Stock upon the exercise of such Parent Options, and (C) the issuance of Parent Common Stock under its at-the-market offering program;

(c)       amend its Organizational Documents, except for such amendments to its Organizational Documents that do not have an adverse effect on the Merger and the other Transactions, or adopt a plan of complete or partial liquidation or resolutions providing for a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of Parent;

(d)       acquire or agree to acquire (i) by merging or consolidating with, or by purchasing all or substantially all the assets of or all or substantially all the outstanding Equity Interests in, any business or any corporation, partnership, joint venture, limited liability company or other company, association or other business organization or (ii) any assets or real property, in the case of (i) or (ii), which acquisition or acquisitions would be material, individually or in the aggregate, to Parent and the Parent Subsidiaries, taken as a whole;

(e)       make any change in accounting methods, principles or practices materially affecting the reported consolidated assets, liabilities or results of operations of Parent, except as required by changes in (i) GAAP (or any authoritative interpretation thereof), including pursuant to standards, guidelines and interpretations of the Financial Accounting Standards Board or any similar organization, or (ii) Law, including Regulation S-X under the Securities Act and the Exchange Act;

(f)       sell, lease (as lessor), license or otherwise dispose of or subject to any Lien any of its properties or assets that are material, individually or in the aggregate, to Parent and the Parent Subsidiaries, taken as a whole, except sales of inventory and excess or obsolete assets in the Ordinary Course of Business;

(g)       incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any Company Subsidiary or guarantee any debt securities of another Person, except for short-term borrowings incurred in the Ordinary Course of Business;

(h)       make any material Tax election or settle or compromise any material Tax liability or refund; or

(i)       authorize any of, or resolve, commit or agree to take any of, the foregoing actions.

Section 5.03 No Company Solicitation.

(a)       Termination of Existing Discussions. The Company, each of the Company Subsidiaries, and their respective directors, officers, employees and Affiliates of the Company and of each of the Company Subsidiaries shall, and the Company shall instruct each of its Representatives to, immediately cease and cause to be terminated all discussions and negotiations and access to nonpublic information with, to or by any Person (other than Parent and Merger Sub) regarding any proposal, expression of interest or other communication that constitutes, or could reasonably be expected to lead to, any Company Takeover Proposal. Promptly (but not later than two Business Days after the date hereof), the Company shall request that each Person (other than Parent and Merger Sub) with which or whom the Company heretofore has entered into a confidentiality, standstill or similar agreement or otherwise has had discussions or negotiations, in each case, regarding any proposal, expression of interest or other communication that constituted, or could reasonably be expected to lead to, any Company Takeover Proposal (any such Persons and their respective Affiliates and Representatives being hereafter referred to as “Prior Company Transaction Candidates”), that is in possession of, or was furnished with or provided access to, any Company nonpublic information, either to immediately return to the Company or destroy (with a certification or confirmation of such destruction delivered to the Company if such a certification or confirmation is required by such confidentiality, standstill or similar agreement, or with the Company requesting a certification or confirmation of such destruction delivered to the Company if such a certification or confirmation is not required by such confidentiality, standstill or similar agreement) all such nonpublic information, subject to any document retention provisions set forth in such confidentiality, standstill or similar agreement, and the Company and its Representatives immediately shall terminate all physical and electronic data room access previously granted to any such Prior Company Transaction Candidate.

(b)       Prohibition on Company Soliciting Activities. Until the earlier of the Effective Time and the termination of this Agreement, the Company shall not, nor shall it authorize any of its Representatives or permit any of its Affiliates, and the Company shall instruct each of its Representatives not to, directly or indirectly, (i) solicit, initiate, or knowingly encourage or facilitate (including by means of furnishing any Company information), any inquiries or the making, announcement or submission of any proposal or offer that constitutes, or would reasonably be expected to lead to, any Company Takeover Proposal, (ii) enter into any agreement (whether binding, non-binding, conditional or otherwise) with respect to any Company Takeover Proposal, (iii) other than with respect to Parent, Merger Sub and the Confidentiality Agreement, fail to enforce, release any Person from, or waive or render inapplicable, the provisions of any confidentiality, standstill or other similar agreement currently in effect to which the Company or any of the Company Subsidiaries is a party, with respect to a Company Takeover Proposal, (iv) “opt out” of or waive, or take any action to render inapplicable to any Person (other than Parent and Merger Sub) or any Company Takeover Proposal (other than the Merger and the other Transactions), the provisions of any Anti-Takeover Laws, or (v) engage or participate in any discussions or negotiations with, or furnish any information (whether orally or in writing) or access to the business, properties, assets, liabilities, books or records of the Company or any Company Subsidiary to, or otherwise cooperate with, knowingly assist, or participate in any effort by, any Person (or any Representative of a Person) that has made, is seeking to make, has informed the Company of any intention to make, or has publicly announced an intention to make, any proposal that constitutes, or could reasonably be expected to lead to, any Company Takeover Proposal.

(c)       Company Required Notices. The Company shall notify Parent in writing within one Business Day of the Company becoming aware or its receipt of any Company Takeover Proposal or any inquiry constituting, with respect to, or that would be reasonably expected to lead to, any Company Takeover Proposal and the identity of the Person making any such Company Takeover Proposal or inquiry and the material terms of any such Company Takeover Proposal or inquiry.

Article VI
ADDITIONAL AGREEMENTS

(a)       As promptly as practicable and in no event later than five (5) Business Days immediately following the date of this Agreement, the Company shall, in accordance with applicable Law and the Certificate Governing Documents, seek to obtain written consent for the approval by the stockholders of the Company of the Merger (the “Company Stockholder Approval”) and solicit and use its reasonable best efforts to obtain the Company Stockholder Approval.

(b)       The Company shall use its reasonable best efforts to obtain the Company Stockholder Approval, as soon as reasonably practicable after the date of this Agreement.

Section 6.02 Access to Information; Confidentiality. The Company shall, and shall cause each Company Subsidiary to, afford to Parent and its Representatives reasonable access during normal business hours during the period before the Effective Time to all their respective properties, books, Contracts, commitments, employees and records and, during such period, the Company shall, and shall cause each Company Subsidiary to, furnish promptly to the other party all information concerning its business, properties and employees as Parent may reasonably request; provided, however, that such access does not unreasonably disrupt the normal operations of the Company and the Company Subsidiaries. Parent shall, and shall cause each Parent Subsidiary to, afford to the Company and its Representatives reasonable access during normal business hours during the period before the Effective Time to all their respective properties, books, Contracts, commitments, employees and records and, during such period, Parent shall, and shall cause each Parent Subsidiary to, furnish promptly to the other party all information concerning its business, properties and employees as the Company may reasonably request; provided, however, that such access does not unreasonably disrupt the normal operations of Parent and the Parent Subsidiaries. This Section 6.02 shall not require the Company or any Company Subsidiary or Parent or any Parent Subsidiary to permit any access, or to disclose any information, that in the reasonable judgment of such party could reasonably be expected to result in (i) the disclosure of any trade secrets of third parties or a violation of any of its obligations with respect to confidentiality, (ii) the loss of attorney-client privilege with respect to such information or (iii) a Governmental Entity alleging that providing such information violates antitrust Law. All information exchanged pursuant to this Section 6.02 shall be subject to the non-disclosure agreement, dated December 24, 2024, between the Company and Parent (the “Confidentiality Agreement”). During any visit to the business or property sites of the Company or any of the Company Subsidiaries, Parent shall, and shall cause its Representatives accessing such properties to, comply with all applicable Laws and all of the Company’s and the Company Subsidiaries’ safety and security procedures. During any visit to the business or property sites of Parent or any of the Parent Subsidiaries, the Company shall, and shall cause its Representatives accessing such properties to, comply with all applicable Laws and all of Parent’s and the Parent Subsidiaries’ safety and security procedures.

Section 6.03 Reasonable Efforts; Notification.

(a)       Upon the terms and subject to the conditions set forth in this Agreement, each of the parties shall use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other Transactions, including (i) the obtaining of all necessary actions or non-actions, Permits, registrations, waivers, consents and approvals from Governmental Entities, the making of all necessary registrations and filings (including filings with Governmental Entities, if any), and the taking of all reasonable steps as may be necessary or desirable to obtain an approval, Permit, registration, or waiver from, or to avoid or terminate a Proceeding by, any Governmental Entity, (ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) the defending of any Proceedings challenging this Agreement or the consummation of the Merger and the other Transactions, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed, and (iv) the execution and delivery of any additional instruments necessary to consummate the Merger and the other Transactions and to fully carry out the purposes of this Agreement. In connection with and without limiting the foregoing, the Company and the Company Board shall (1) take all action necessary to ensure that no State takeover statute or similar statute or regulation is or becomes applicable to this Agreement, the Merger or any other Transaction, and (2) if any State takeover statute or similar statute or regulation becomes or may become applicable to this Agreement, the Merger or any other Transaction, take all action necessary to ensure that the Merger and the other Transactions be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on this Agreement, the Merger and the other Transactions. Notwithstanding the foregoing, the Company and its Representatives shall not be prohibited under this Section 6.03(a) from taking any action permitted by Section 5.03 (No Company Solicitation).

(b)       Without limiting the generality of the parties’ obligations under Section 6.03(a), and in furtherance thereof, Parent and the Company shall, in consultation and cooperation with the other and as promptly as practicable after the date of this Agreement, make all necessary Filings and obtain all necessary Consents, certifications or waivers with respect to the transfer and continuation of all Permits, licenses and other regulatory matters required by applicable state and federal Governmental Entities; provided, however, that the failure to make any such Filing or obtain any such Consent, certification or waiver shall not constitute a Company Material Adverse Effect for purposes of this Agreement.

(c)       The Company, on the one hand, shall give prompt notice to Parent, and Parent or Merger Sub, on the other hand, shall give prompt notice to the Company, of (i) any representation or warranty made by it contained in this Agreement that is qualified as to materiality becoming untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becoming untrue or inaccurate in any material respect (and where appropriate and only with respect to matters occurring after the date hereof, through updates to the Company Schedules or Parent Schedules, as applicable) or (ii) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notice (or updates to the Company Schedules or Parent Schedules, as applicable) or any failure to give any such notice or any updates, shall have any effect on the representations, warranties or agreements contained in this Agreement for purposes of determining satisfaction of any condition, whether a breach or default has occurred, or the termination rights of the parties provided by this Agreement or otherwise.

Section 6.04 Employee Benefits.

(a)       From the Effective Time, Parent shall continue or cause the Parent Subsidiaries, including the Surviving Corporation, to continue the employment of each individual who is an employee of the Company or any Company Subsidiary immediately prior to the Effective Time (each, a “Company Employee”), with the understanding that such employment shall be “at will” for all of the Company Employees, other than those with employment agreements that are specifically assumed by Parent or any of the Parent Subsidiaries pursuant to Section 6.04(b).

(b)       Without limiting the generality of Section 6.04(a), from and after the Effective Time, Parent shall, or shall cause its Subsidiaries, including the Surviving Corporation, to, assume, honor and continue solely those Contracts, plans, policies, programs, agreements and arrangements maintained by Company or any Company Subsidiary, in each case, in accordance with their terms as in effect immediately prior to the Effective Time, as set forth on Parent Schedule 6.04(b), shall do so without any amendment or modification, other than any amendment or modification required to comply with applicable Law or as consented to by the parties thereto.

(c)       For all purposes (including for purposes of determining eligibility to participate, level of benefits, vesting, and benefit accruals, other than for benefit accrual purposes of any defined benefit pension plan) under any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA, but without regard to whether the applicable plan is subject to ERISA) and any other employee benefit plan, program, policy or arrangement maintained by Parent or any of its Subsidiaries, including the Surviving Corporation (except for any defined benefit pension plan or equity compensation plan or arrangement), including any vacation, paid time off and severance plans, each Company Employee’s service with or otherwise credited by the Company or any Company Subsidiary shall be treated as service with Parent or any of its Subsidiaries, including the Surviving Corporation; provided, however, that such service need not be recognized to the extent that such recognition would result in any duplication of benefits.

(d)       Parent shall or shall cause its Subsidiaries, including the Surviving Corporation, to use reasonable efforts to waive, or cause to be waived, any pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods under any welfare benefit plan maintained by Parent or any of its Subsidiaries, including the Surviving Corporation, in which Company Employees (and their eligible dependents) will be eligible to participate from and after the Effective Time, except to the extent that such pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods would not have been satisfied or waived under the comparable Company Benefit Plan immediately prior to the Effective Time. Parent shall, or shall cause its Subsidiaries, including the Surviving Corporation, to use reasonable efforts to recognize, or cause to be recognized, the dollar amount of all co-payments, deductibles and similar expenses incurred by each Company Employee (and his or her eligible dependents) during the calendar year in which the Effective Time occurs for purposes of satisfying such year’s deductible and co-payment limitations under the relevant welfare benefit plans in which such Company Employee (and dependents) will be eligible to participate from and after the Effective Time.

(e)       Prior to the Effective Time, the Company may implement a retention plan for the benefit of Company Employees that shall provide for retention benefits or other payments to such Company Employees in an aggregate amount not to exceed $[ ]; provided, that the Company shall provide Parent with copies of any documentation of such retention plan and an opportunity to provide reasonable comments thereto prior to such plan being adopted by the Company.

(f)       Notwithstanding the foregoing, nothing contained herein shall (i) be treated as an amendment of any Benefit Plan, (ii) give any employee or former employee or any other individual associated therewith or any employee benefit plan or trustee thereof or any other third person any right to enforce the provisions of this Section 6.04, or (iii) obligate Parent, the Surviving Corporation or any of their Affiliates to (A) maintain any particular benefit plan, except in accordance with the terms of such plan, or (B) retain the employment of any particular employee.

Section 6.05 [reserved].

Section 6.06 Fees and Expenses.

(a)       All fees and expenses incurred in connection with the Merger and the other Transactions shall be paid by the party incurring such fees or expenses (including as set forth in Section 3.21), whether or not the Merger is consummated, except that if any action or other Proceeding is brought based upon any party’s breach of this Agreement, the prevailing party, as determined by a court of competent jurisdiction from which no appeal may be taken, shall be entitled to recover fees and expenses in connection with such breach, including attorney’s fees and costs from the other party to the action or other Proceeding.

Section 6.07 Public Announcements. Parent and Merger Sub, on the one hand, and the Company, on the other hand, shall consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statements with respect to the Merger and the other Transactions and shall not issue any such press release or make any such public statement before such consultation, except to the extent required by Law, court process or by applicable obligations pursuant to any listing agreement with any national securities exchange. The initial press release with respect to the execution of this Agreement shall be a joint press release to be reasonably agreed upon by Parent and the Company.

Section 6.08 Transfer Taxes(a) . All transfer, documentary, sales, use, stamp, registration, notarial fees and other similar Taxes and fees (including any penalties and interest and any expenses of preparing and filing any Tax Returns for such Taxes) incurred in connection with this Agreement (including any transfer Tax, value added, goods and services and any similar Tax imposed by any taxing authority, but excluding all income Taxes or Taxes imposed in lieu of income Taxes) (“Transfer Taxes”), shall be split equally between the Parent on the one hand, and the Equityholders severally and not jointly, on the other. The Company will file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes, and, if required by applicable Law, Parent will, and the Company will join in the execution of any such Tax Returns and other documentation. Parent and the Company shall each use commercially reasonable efforts to obtain any certificate or other document from any Governmental Entity or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed with respect to the Transaction

Section 6.09 Stockholder Litigation. The Company shall control, and the Company shall consult with Parent and keep Parent promptly and reasonably informed with respect to any material developments regarding, and, pursuant to a customary joint defense agreement entered into between Parent and the Company, Parent shall be permitted to participate at its own expense in, the defense of any Proceeding brought by stockholders or other stakeholders of the Company against the Company or its directors, officers, employees or Affiliates arising out of or relating to this Agreement, the Merger or any other Transaction; provided, however, that the Company shall not settle any such Proceeding without the prior written consent of Parent, which consent (if Parent is not a named party to such Proceeding) shall not be unreasonably withheld, conditioned or delayed, and except to the extent that such settlement would not impose any material obligations that relate to the operation of the business of the Company or the Company Subsidiaries following the Closing or otherwise impose any materially burdensome condition on Parent or its Affiliates (in which case such Proceeding may be settled without Parent’s consent).

Section 6.10 Tax Treatment .

Each of the parties hereto shall use its reasonable best efforts to cause the Merger and the Transactions to qualify as a reorganization under Section 368(a) of the Code, including considering and negotiating in good faith such amendments to this Agreement as may reasonably be required in order to obtain such qualification (it being understood that no party will be required to agree to such amendment). The parties shall report the Merger and the Transactions, including for U.S. federal income Tax purposes, in a manner consistent with such qualification other than in connection with a final determination following a challenge by a taxing authority. No party shall knowingly take any action or knowingly fail to take any action, or allow any Affiliate to knowingly take any action or knowingly fail to take any action, that would reasonably be expected to prevent any of the foregoing.

Article VII
CONDITIONS PRECEDENT

Section 7.01 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or, to the extent permitted by applicable Law, waiver on or before the Closing Date of each of the following conditions:

(a)       Company Stockholder Approval. The Company shall have obtained the Company Stockholder Approval.

(b)       No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other Judgment issued by any court of competent jurisdiction or Law preventing the consummation of the Merger or any of the other Transactions shall be in effect.

Section 7.02 Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are further subject to the satisfaction or waiver on or before the Closing Date of each of the following conditions:

(a)       Representations and Warranties. The representations and warranties of the Company in Section 3.02(a), Section 3.02(b), Section 3.02(f), Section 3.03, Section 3.04(a)(i), and Section 3.21 shall be true and correct as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to another date (in which case such representations and warranties shall be true and correct on and as of such other date). All other representations and warranties of the Company in this Agreement and in the Ancillary Agreements (in each case, without giving effect to any materiality or Material Adverse Effect qualifications therein) shall be true and correct as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to another date (in which case such representations and warranties shall be true and correct on and as of such other date), except for such failures to be true and correct that, individually and in the aggregate, have not had, and would not be likely to have, a Company Material Adverse Effect. Parent shall have received a certificate signed on behalf of the Company by a senior executive officer of the Company to such effect.

(b)       Performance of Obligations of the Company. The Company shall have performed its obligations in Section 5.03 (No Company Solicitation; Change of Company Recommendation) and Error! Reference source not found. (; Stockholder Meetings), other than such de minimis non-compliance that does not prejudice Parent’s substantive rights and benefits under Section 5.03 or Error! Reference source not found., and the Company shall have performed in all material respects all other obligations required to be performed by it under this Agreement, in each case, at or before the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by a senior executive officer of the Company to such effect.

(c)       Absence of Company Material Adverse Effect. Since the date of this Agreement there shall not have been any event, change, effect or development that has had, or is likely to have, individually or in the aggregate, a Company Material Adverse Effect.

(d)       Escrow Agreement. The Escrow Agreement, duly executed by Anthony Iacovone;

(e)       Lock-Up Agreement. The Lock-Up Agreement, duly executed by Anthony Iacovone;

(f)       A USB drive (or similar device) containing a copy of the contents of the Data Room.

(g)       Evidence reasonably satisfactory to Parent of receipt of all consents, approvals, novations, amendments and terminations have been delivered;

(h)       a certificate, dated as of the Closing Date and executed on behalf of the Company by its Chief Executive Officer, to the effect that each of the conditions set forth in Section 7.02 have been satisfied;

(i)       a certificate, dated as of the Closing Date and executed on behalf of Company and each Company Subsidiary certifying (A) the certificate of incorporation of the Company and each Company Subsidiary in effect as of the Closing, (B) the bylaws of the Company and Company Subsidiary in effect as of the Closing, and (C) the stockholder resolutions of the Company and each Company Subsidiary approving the Transactions;

(j)       Satisfaction of the SBA Loan; and

(k)       The Company shall have delivered to Parent (A) a certificate from the Company dated as of the Closing and signed by a responsible officer of the Company under penalties of perjury certifying that the Company is not and has not been a “United States real property holding corporation” and conforming to the requirements of Treasury Regulations Sections 1.1445-2(c) and 1.897-2(h) and (B) a copy of the notice to the IRS, completed and duly executed by a responsible officer of the Company in accordance with Treasury Regulations Section 1.897-2(h)(2), each of (A) and (B) in form and substance reasonably acceptable to Parent.

Section 7.03 Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is further subject to the satisfaction or waiver on or before the Closing Date of each of the following conditions:

(a)       Representations and Warranties. The representations and warranties of Parent and Merger Sub in the first and second sentences of Error! Reference source not found. and Section 4.03 shall be true and correct as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to another date (in which case such representations and warranties shall be true and correct on and as of such other date). All other representations and warranties of Parent and Merger Sub in this Agreement (in each case, without giving effect to any materiality or Material Adverse Effect qualifications therein) shall be true and correct on the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to another date (in which case such representations and warranties shall be true and correct on and as of such other date), except for such failures to be true and correct that, individually and in the aggregate, have not had, and would not be likely to have, a Parent Material Adverse Effect. The Company shall have received a certificate signed on behalf of Parent by a senior executive officer of Parent to such effect.

(b)       Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub shall have performed their respective obligations hereunder, other than such de minimis non-compliance that does not prejudice the Company’s substantive rights and benefits under Error! Reference source not found., and each of Parent and Merger Sub shall have performed in all material respects all other obligations required to be performed by it under this Agreement, in each case, at or before the Closing Date, and the Company shall have received a certificate signed on behalf of Parent by a senior executive officer of Parent to such effect.

(c)       Absence of Parent Material Adverse Effect. Since the date of this Agreement there shall not have been any event, change, effect or development that has had, or is likely to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 7.04 Frustration of Closing Conditions. Notwithstanding anything to the contrary set forth in this Agreement, none of the Company, Parent or Merger Sub may rely, either as a basis for not consummating the Merger or the other Transactions or for terminating this Agreement and abandoning the Merger, on the failure of any condition set forth in Section 7.01 (Conditions to Each Party’s Obligation To Effect The Merger), Section 7.02 (Conditions to Obligations of Parent and Merger Sub) or Section 7.03(c) (Conditions to Obligation of the Company), as the case may be, to be satisfied, if in any such case such party has materially breached any of its representations, warranties, covenants or agreements set forth in this Agreement or has otherwise failed to perform fully its obligations under this Agreement in any manner that shall have proximately caused a failure of any such condition or otherwise have given rise to a right of termination of this Agreement.

Article VIII
TERMINATION, AMENDMENT AND WAIVER

Section 8.01 Termination. This Agreement may be terminated at any time before the Effective Time, whether before or after receipt of the Company Stockholder Approval (except as otherwise expressly provided in this Section 8.01):

(a)       by mutual written consent of Parent, Merger Sub and the Company;

(b)       by either Parent or the Company:

(i)       if the Merger is not consummated on or before March 15, 2025 (the “Outside Date”);

(ii)       if any Governmental Entity issues a Judgment permanently enjoining or otherwise permanently prohibiting the Merger and such Judgment shall have become final and non-appealable; or

(iii)       if the Company Stockholder Approval is not obtained at the Company Stockholders Meeting;

provided, however, that the right to terminate this Agreement pursuant to clause (i) or clause (ii) of this Section 8.01(b) shall not be available to any party hereto if such party has breached any provision of this Agreement or has otherwise failed to perform fully its obligations under this Agreement in any manner that shall have proximately caused the issuance of such Judgment or the Merger and the other Transactions not to be consummated by the Outside Date;

(c)       by Parent, if the Company breaches or fails to perform any of its representations, warranties or covenants contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 7.02(a) or Section 7.02(b), and (ii) cannot be or, if capable of cure, has not been, cured within 30 days after the giving of written notice to the Company of such breach or failure to perform; provided, that Parent is not then in breach of any representation, warranty or covenant contained in this Agreement; or

(d)       by the Company, if Parent breaches or fails to perform any of its representations, warranties or covenants contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 7.03(a) or Section 7.03(b), and (ii) cannot be or, if capable of cure, has not been, cured within 30 days after the giving of written notice to Parent of such breach or failure to perform; provided, that the Company is not then in breach of any representation, warranty or covenant in this Agreement.

Section 8.02 Effect of Termination. In the event of termination of this Agreement by either the Company or Parent as provided in Section 8.01 (Termination), this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Merger Sub or the Company, other than the last sentence of Section 6.02 (Access to Information; Confidentiality), Section 6.06 (Fees and Expenses), this Section 8.02 and Article X (General Provisions), which provisions shall survive such termination; provided, however, that, except as provided in Error! Reference source not found., no termination of this Agreement shall relieve any party from liability for any damages (including, in the case (and for the benefit) of the Company, damages based on the consideration that would have otherwise been payable to the holders of Company Common Stock and holders of Company Options and Company Restricted Stock if the Merger were consummated) for fraud (including fraud-in-the-inducement).

Section 8.03 Amendment. This Agreement may be amended by all the parties hereto at any time before or after receipt of the Company Stockholder Approval; provided, however, that (i) after receipt of the Company Stockholder Approval, there shall be made no amendment that by Law requires further approval by the stockholders of the Company without the further approval of such stockholders and (ii) no amendment shall be made to this Agreement after the Effective Time. Except as required by Law, no amendment of this Agreement by the Company shall require the approval of the stockholders of the Company. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

Section 8.04 Extension; Waiver. At any time before the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) waive compliance with any of the agreements or conditions contained in this Agreement; provided, however, that (i) after receipt of the Company Stockholder Approval, there shall be made no waiver that by Law requires further approval by the stockholders of the Company without the further approval of such stockholders and (ii) no waiver shall be made under this Agreement after the Effective Time. Except as required by Law, no extension or waiver by the Company shall require the approval of the stockholders of the Company. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights. For any matter under this Agreement requiring the consent or approval of any party, such consent or approval shall be valid and binding on a party hereto only if such consent or approval is delivered in an instrument in writing signed on behalf of such party.

Section 8.05 Procedure for Termination, Amendment, Extension or Waiver. A termination of this Agreement pursuant to Section 8.01 (Termination), an amendment of this Agreement pursuant to Section 8.03 (Amendment) or an extension or waiver pursuant to Section 8.04 (Extension; Waiver) shall, in order to be effective, require in the case of Parent, Merger Sub or the Company, action by its Board of Directors or the duly authorized designee of its Board of Directors, together with notice thereof to the other parties hereto as contemplated by Section 10.02 (Notices). Termination of this Agreement before the Effective Time shall not require the approval of the stockholders of the Company or the stockholders of Parent.

Article IX

INDEMNIFICATION

Section 9.01 Survival of Representations, Warranties and Covenants. (Subject to Section 9.07, A) The Fundamental Representations will survive the Closing Date until ninety (90) days following the expiration of the applicable statute of limitations with respect to the subject matter of each of such representation, (B) the representations and warranties in Section 3.13(Tax Matters) and the representations with respect to Taxes set forth in Section 3.17 (Employee Benefit Matters) shall survive the Closing Date until thirty-six (36) month anniversary of the Closing Date, and (C) all other representations and warranties of the Parties set forth in this Agreement and the Ancillary Agreements will survive the Closing Date for a period of twenty-four (24) months following the Closing Date (the “General Survival Date”). Subject to Section 9.07, notwithstanding the foregoing, all representations and warranties related to any claim asserted within the relevant time period set forth in this Section 9.01 shall survive until all such claims shall have been finally resolved and payment in respect thereof, if any is required to be made, shall have been made. All covenants and agreements of the Parties set forth herein shall survive the Closing in accordance with their respective terms.

Section 9.02 Indemnification by the Equityholders. From and after Closing, and subject to Section 9.01 and the other provisions of this Error! Reference source not found. (including Section 9.07), the Equityholders shall, severally and not jointly (in accordance with such Equityholder’s Pro Rata Percentage), indemnify, defend and hold harmless Parent and its Affiliates (including the Surviving Company) and their respective representatives, successors and assigns (each a “Parent Indemnified Party”) from and against any and all Losses suffered or incurred by any such Person directly or indirectly based upon, relating to, in connection with, or arising or resulting from:

(a)       any breach or inaccuracy of any representation or warranty set forth in Article III or in any Ancillary Agreement;

(b)       any failure by the Company to observe or perform any covenant or agreement set forth in this Agreement or in any Ancillary Agreement;

(c)       any Indemnified Taxes;

(d)       any claim made by any holder of Equity Interests in the Company relating to such Person’s rights with respect to the Merger Consideration;

(e)       any claim by any Stockholder seeking to assert, or based upon, any claim for dissenters’ rights, appraisal rights or similar rights, including all reasonable third-party fees, costs and expenses (including reasonable attorneys’ and consultants’ fees, costs and expenses) defending against or settling any Proceeding in respect of any such exercise (or attempted exercise) of dissenters’ rights, appraisal rights or similar rights;

(f)       any amounts paid to the holders of Dissenting Shares, including any interest required to be paid thereon, that are in excess of what such holders would have received under and pursuant to the terms of this Agreement had such holders not been holders of Dissenting Shares;

(g)       the amount of any Transaction Expenses not taken into account in the calculation of the final Merger Consideration; or

(h)       any claim related to the SBA Loan.

Section 9.03 Indemnification by Parent. From and after the Closing and subject to Section 9.01 and the other provisions of this Error! Reference source not found.X, Parent shall defend and hold harmless the Equityholders and their Affiliates and their respective representatives, successors and assigns (each an “Equityholder Indemnified Party”) from and against any and all Losses suffered or incurred by any such Person, directly or indirectly based upon, relating to, in connection with, or arising or resulting from:

(a)       any breach or inaccuracy of representation or warranty set forth in Error! Reference source not found.; or

(b)       any failure by Parent, Merger Sub or, following the Closing, the Surviving Company to observe or perform any covenant or agreement set forth herein.

Section 9.04 Materiality. Notwithstanding anything in this Agreement to the contrary, if any representation or warranty is qualified by materiality, “Material Adverse Effect” or a derivative thereof, such qualification will be ignored and deemed not included in such representation or warranty for purposes of calculating the amount of Losses with respect to any breach or inaccuracy, but not for purposes of determining whether there has been a breach or inaccuracy of such representation or warranty.

Section 9.05 Indemnification Procedures.

(a)       The party making a claim under this Error! Reference source not found. is referred to as the “Indemnitee”, and the party against whom such claims are asserted under this Error! Reference source not found. is referred to as the “Indemnitor”. For purposes of this Error! Reference source not found. (i) if Parent (or any other Parent Indemnified Party) comprises the Indemnitee, any references to Indemnitor (except provisions relating to an obligation to make payments) shall be deemed to refer to the Equityholders’ Representative, and (ii) if Parent comprises the Indemnitor, any references to the Indemnitee shall be deemed to refer to the Equityholders’ Representative. Any payment received by the Equityholders’ Representative as the Indemnitee shall be distributed to the Equityholders in accordance with this Agreement. If an Indemnitee intends to seek indemnification pursuant to Section 9.02 9.02 or Section 9.03 9.03, as applicable, such Indemnitee shall promptly notify the Indemnitor in writing of such claim, describing such claim in reasonable detail and the amount or estimated amount of the applicable Losses (the “Claims Notice”); provided, however, that the failure to deliver the Claims Notice shall not relieve the Indemnitor of its indemnification obligations under this Agreement, except if and to the extent the failure to give such prompt notice shall have materially prejudiced the Indemnitor.

(b)       In the event that any Indemnitee receives notice of any actual or potential Proceeding, demand or other claim against the Indemnitee by a Person who is not a party hereto or an Affiliate of party hereto (a “Third Party Claim”) and for which an Indemnitor is or may be required to provide indemnification under this Agreement, the Indemnitee shall give notice to the Indemnitor of such Third Party Claim in writing promptly after learning of such Third Party Claim, describing in reasonable detail the Third Party Claim, the amount thereof (if known and quantifiable), and the provisions of this Agreement upon which such claim for indemnification is made; provided, that the failure to so notify the Indemnitor shall not relieve the Indemnitor of its obligations hereunder except if and to the extent that such failure materially prejudiced the Indemnitor. In the case of any Third Party Claim, the Indemnitor shall be entitled, upon written notice to the Indemnitee within twenty (20) days after delivery by the Indemnitee of notice of the Third Party Claim (or such shorter period during which an answer or response to such Third Party Claim is required), to control and assume the defense of such Third Party Claim at the Indemnitor’s expense, by appointing a reputable counsel to be the lead counsel in connection with such defense; provided that the Indemnitor shall not be entitled to control and assume any such defense if (i) based on the advice of counsel to the Indemnitee, a conflict of interest exists between the Indemnitee and the Indemnitor in connection with such Third Party Claim, (ii) the Indemnitor failed or is failing to vigorously (given the nature of such claim) and in good faith prosecute or defend such claim or (iii) the Indemnitor is an Equityholder and (x) the Third Party Claim relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation, (y) the Third Party Claim seeks an injunction or equitable relief against the Indemnitee or (z) the Third Party Claim is asserted directly by or on behalf of a Person that is a supplier or customer or other Business Relation. If the Indemnitor assumes the defense of such Third Party Claim in accordance herewith: (A) the Indemnitee may retain separate co-counsel at its sole cost and expense and participate in the defense of such Third Party Claim (it being understood and agreed, for the avoidance of doubt, that any fees and expense of such separate counsel shall be indemnified Losses hereunder (x) that are incurred prior to the date the Indemnitor assumes control of such defense and/or (y) if the Indemnitee reasonably shall have concluded (upon advice of its counsel) that there may be one or more legal defenses available to the Indemnitee that are not available to the Indemnitor, in each case, shall be indemnified Losses hereunder); (B) the Indemnitor shall control the investigation, defense and settlement of such Third Party Claim (subject to the limitations in this Section 9.05) and shall conduct the defense thereof in good faith and with reasonable diligence and keep the Indemnitee reasonably informed of material developments in the Third Party Claim at all stages thereof and reasonably consult with the Indemnitee and promptly submit to the Indemnitee copies of all legal documentation received or filed in connection therewith; and (C) the Indemnitor shall not consent to the entry of any judgment or enter into or consent to any settlement with respect to such Third Party Claim without the prior written consent of the Indemnitee, not to be unreasonably withheld, conditioned or delayed. If the Indemnitor does not elect to assume the defense of any Third Party Claim, the Indemnitee may defend against such matter in good faith and with reasonable diligence and keep the Indemnitor reasonably informed of material developments in the Third Party Claim at all stages thereof and consult with the Indemnitor and promptly submit to the Indemnitor copies of all legal documentation received or filed in connection therewith; provided, that the Indemnitee may not settle any such matter without the written consent of the Indemnitor (which consent shall not be unreasonably withheld, conditioned or delayed) if the Indemnitee is seeking or will seek indemnification hereunder with respect to such matter.

(c)       Notwithstanding any other provision of this Agreement, without the prior written consent of the Indemnitee, the Indemnitor will not enter into any settlement of any Third Party Claim, consent to the entry of any judgment with respect to or cease to defend against such Third Party Claim, if (i) pursuant to or as a result of such settlement, consent or cessation, injunctive or other equitable relief would be imposed against the Indemnitee or a finding or admission of any violation of applicable Law would be made against or by the Indemnitee, or such settlement, consent or cessation could otherwise reasonably be expected to interfere with or adversely affect the business, operations or assets of the Indemnitee, or (ii) such settlement or judgement does not expressly and unconditionally release the Indemnitee from all Liabilities with respect to such Third Party Claim.

(d)       In the event any Indemnitee has a claim against any Indemnitor hereunder that does not involve a Third Party Claim being asserted against or sought to be collected from such Indemnitee, the Indemnitee shall promptly deliver a Claims Notice to the Indemnitor. If the Indemnitor does not notify the Indemnitee within thirty (30) days following its receipt of such Claims Notice that the Indemnitor disputes its Liability to the Indemnitee hereunder, the Indemnitor shall be deemed to have rejected such claim, in which case the Indemnitee shall be free to pursue such remedies as may be available to the Indemnitee on the terms and subject to the provisions of this Agreement.

Section 9.06 Determination of Loss Amount. Without limiting the effect of any other limitation contained in this Article IX, the amount of any Loss incurred by any Indemnitee under this Article IX shall be net of any amounts of any insurance proceeds, indemnification payments, contribution payments or reimbursements actually received or recovered by the Indemnitee under applicable insurance policies or from any other Person (net of any costs and expenses incurred in connection with or as a result of such recoveries, including any deductibles, premium adjustments, reimbursement obligations or other costs incurred in connection with collection of such receipt or recovery).

Section 9.07 Payments; Indemnity Escrow Account.

(a)       Any Losses payable to a Parent Indemnified Party pursuant to Article IXshall be satisfied solely from the Indemnity Escrow Account. If Parent becomes entitled to any distribution of all or any portion of the Indemnity Escrow Account pursuant to thisIX, Parent and Equityholders’ Representative shall take all actions necessary under the Escrow Agreement (including the execution and delivery of joint written instructions to the Escrow Agent) to cause the Escrow Agent to release to Parent the amounts to be paid from the Indemnity Escrow Account to Parent in accordance with this Agreement.

(b)       Within five (5) Business Days following the first (1st) anniversary of the Closing Date (the “Release Date”), all assets remaining in the Indemnity Escrow Account, net of assets equal in value to the amount of any pending claims asserted by Parent pursuant to Section 9.02(a) prior to the Release Date, shall be released by the Escrow Agent to the Paying Agent for distribution to the Equityholders pursuant to joint written instructions signed by the Equityholders’ Representative and Parent, instructing the Escrow Agent to release such amount in the Indemnity Escrow Account to the Paying Agent for distribution to the Equityholders in accordance with the Payment Schedule, and as each pending claim is finally determined, the excess amount of the corresponding reserve over the amount of the resolved claim shall be released by the Escrow Agent to the Paying Agent for distribution to the Equityholders pursuant to joint written instructions signed by the Equityholders’ Representative and Parent, instructing the Escrow Agent to release such amount to the Paying Agent for distribution to the Equityholders in accordance with Payment Schedule.

Section 9.08 Purchase Price Adjustment. Any payment pursuant to this Error! Reference source not found. shall be treated for income tax purposes as an adjustment to the final aggregate Merger Consideration unless otherwise required by applicable Law.

Section 9.09 Sole Remedy. Absent Fraud, the indemnification provisions set forth in this Article IX constitute the sole remedy for any breach of this Agreement.

Article X
GENERAL PROVISIONS

Section 10.01 Specific Enforcement. Except as set forth in Section 6.06 (c) (Fees and Expenses), the parties agree that irreparable damage may occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, except as set forth in Section 6.06(c) (Fees and Expenses), the Parties agree that immediate, extensive and irreparable damage may occur for which monetary damages may not be an adequate remedy in the event that any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached. Accordingly, the Parties agree that, if for any reason any Party has failed to perform its obligations under this Agreement or otherwise breached this Agreement, then the Party seeking to enforce this Agreement against such nonperforming Party under this Agreement will be entitled to seek specific performance and the issuance of immediate injunctive and other equitable relief without the necessity of proving the inadequacy of money damages as a remedy, and the Parties further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief, this being in addition to and not in limitation of any other remedy to which they are entitled at law or in equity.

Section 10.02 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing, shall be sent by facsimile transmission or e-mail of a.pdf attachment (providing confirmation of transmission), by reliable overnight delivery service (with proof of service) or by hand delivery, and shall be deemed given upon receipt by the parties at the following addresses (or at such other address for a party as shall be specified by like notice); provided however that any notice received by facsimile or e-mail transmission or otherwise at the addressee’s location on any Business Day after 5:00 p.m. (addressee’s local time) shall be deemed to have been received at 9:00 a.m. (addressee’s local time) on the next Business Day:

(a)       if to Parent or Merger Sub, to

Renovaro, Inc.

101 Plaza Real South

Suite 202

Boca Raton, FL 33432

Attention: David H. Weinstein, Chief Executive Officer

Email: dweinstein@renovarogroup.com

with a copy (which shall not constitute notice under this Section 10.02) to:

Greenberg Traurig, P.A.
777 S. Flagler Drive, Suite 300 East

West Palm Beach, Florida 33401
Attention: Bruce C. Rosetto

Email: rosettob@gtlaw.com

and

Greenberg Traurig, P.A.
333 SE 2nd Avenue

Suite 4400

Miami, Florida 33131
Attention: Drew M. Altman

Email: altmand@gtlaw.com

(b)       if to the Company, to

BioSymetrics, Inc.

315 Main Street, 2nd Floor

Huntington, NY 11743

E-mail:anthony@ajicapital.com

with copies (which shall not constitute notice pursuant to this Section 10.02) to each of:

Hinckley Allen.
28 State Street

Boston, MA 02109

Attention: Jack Steele

Email: jsteele@hinckleyallen.com

Section 10.03 Definitions. For purposes of this Agreement:

“Accredited Investor” has the meaning ascribed to such term in Rule 501(a) promulgated under the Securities Act.

“Action” means any litigation, claim (including any cross-claim or counter-claim), dispute, complaint, action, suit, investigation, examination, audit, inquiry, civil, criminal, administrative or regulatory action, hearing, arbitration, mediation, charge or other proceeding, in each case, commenced, conducted or heard by or before, or otherwise involving, any Governmental Entity.

An “Affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person. “Control” has the meaning specified in Rule 405 under the Securities Act.

“Ancillary Agreement” means the documents, agreements, exhibits, schedules, statements, contracts, or certificates being executed and delivered in connection with this Agreement and the transactions contemplated hereby, including thee Escrow Agreement, the Lock-Up Agreement, and any documents or certificates executed and delivered as contemplated herein.

“Business Day” means any day, other than a Saturday or a Sunday, that is neither a legal holiday nor a day on which banking institutions are generally authorized or required by law or regulation to close in The City of New York, New York.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act of 2020, and applicable rules and regulations thereunder, as amended from time to time, including the Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster, issued by President Donald J. Trump on August 8, 2020.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Holder” means each holder of Common Stock immediately prior to the Effective Date.

“Common Warrant” means those certain warrants to purchase shares of Common Stock issued to the Common Warrantholders.

“Common Warrantholders” means those Persons holding the Common Warrants.

“Common Stock” means the common stock of the Company, par value $0.001 per share.

“Company ERISA Affiliate” means each Company Subsidiary and any other person or entity under common control with the Company or any Company Subsidiaries within the meaning of Section 414(b), (c), (m) or (o) of the Code and the regulations issued thereunder or Section 4001(b)(i) of ERISA.

“Company Intellectual Property” means all material Intellectual Property: (i) owned by the Company or any Company Subsidiaries; and (ii) used by the Company or any Company Subsidiaries in the business of the Company or the Company Subsidiaries as of the date hereof.

“Company Intervening Event” means an event, state of facts, change, discovery, development or circumstance relating specifically to the Company (and not of a general economic, industry or market nature) that arises entirely after the date of this Agreement and is continuing on any date of determination of the occurrence thereof, that was not known or reasonably foreseeable by the Company Board as of or prior to the date of this Agreement, and which event, state of facts, change, discovery, development or circumstance is materially beneficial, measured on a long-term basis, to the business, assets, liabilities, financial condition, earnings power or results of operation of the Company and the Company Subsidiaries, taken as a whole; provided, however, that in no event shall any Company Takeover Proposal or Superior Company Proposal, or any inquiry, offer or proposal that constitutes or that reasonably can be expected to lead to any Company Takeover Proposal or Superior Company Proposal constitute a Company Intervening Event.

“Company Material Adverse Effect” means any effect, or any change, event, development, state of facts or occurrence, individually or in the aggregate, materially adverse on or to the (a) business, assets, liabilities, financial condition or results of operations of the Company and the Company Subsidiaries, taken as a whole, or (b) ability of the Company to consummate timely the Merger and the other Transactions; provided, however, that none of the following shall be taken into account in determining whether a “Company Material Adverse Effect” has occurred or would be reasonably likely to occur: (i) changes in financial, securities or currency markets, changes in prevailing interest rates or exchange rates, changes in general economic or political conditions, changes in the industry in which the Company or any Company Subsidiary operates, changes in commodity prices, (ii) any hurricane, tornado, flood, tsunami, earthquake or other natural disaster, pandemic or act of God, (iii) any attack, outbreak, hostility, terrorist activity, act or declaration of war or act of public enemies or other calamity, crisis or geopolitical event, (iv) changes in Law or in any interpretation of any Law, or changes in regulatory conditions in the jurisdictions in which the Company or any Company Subsidiary operates, (v) changes in GAAP or any authoritative interpretation thereof, (vi) any failure of the Company to meet its internal or published earnings, revenue, cash flows or EBITDA forecasts or projections (but not the underlying causes of such failure), (vii) the negotiation, announcement, execution, delivery, consummation or pendency of this Agreement or of the Transactions (including any effect thereof on the relationships of the Company or any Company Subsidiary with any Governmental Entity or with their stockholders, insurers, customers, suppliers, employees or competitors; provided, that the Company complies in all material respects with its covenants and agreements in the first sentence in the prefatory paragraph of Section 5.01), (viii) any litigation arising from any alleged breach of fiduciary duty on the part of the Company Board or other violation of Law relating to this Agreement or the Transactions, (ix) any action taken or omission to act by the Company or its controlled Affiliates that is expressly required by this Agreement, (x) actions taken or not taken at the request of Parent, or (xi) any breach, violation or non-performance by Parent or Merger Sub of any of their obligations under this Agreement; provided, however, that any effects resulting from the matters referred to in clause (i), (ii), (iii) or (iv) above shall not be disregarded and shall be taken into account for purposes of determining whether a Company Material Adverse Effect has occurred or would be reasonably likely to occur, to the extent of any disproportionate impact thereof on the Company and the Company Subsidiaries, taken as a whole, as compared to other companies operating in the Company’s industry. Declines in the trading prices of Company Common Stock, in and of themselves, shall not constitute or contribute to a “Company Material Adverse Effect”, but the underlying causes thereof may constitute or contribute to a Company Material Adverse Effect if not otherwise excluded from this definition.

“Company Shares” means the shares of Common Stock and Preferred Stock.

“Company Stock Plans” means the BioSymetrics, Inc. Incentive Stock Incentive Plan.

“Company Takeover Proposal” means any offer or proposal made by any Person (other than the Company, any Company Subsidiary, Parent or Merger Sub) or “group” (within the meaning of Section 13(d) of the Exchange Act), relating to or providing for, in any single transaction or series of related transactions (other than the Merger and the other Transactions), directly or indirectly, any (i) purchase, sale, lease, license, assignment, transfer, exchange or other disposition of assets of the Company or any Company Subsidiary representing 20% or more of the consolidated assets of the Company or to which 20% or more of the Company’s revenues are attributable; (ii) acquisition of 20% or more of the aggregate voting power of the then-outstanding shares of Company Capital Stock; (iii) tender or exchange offer that, if consummated, would result in any Person or group owning 20% or more of the aggregate voting power of the then-outstanding shares of Company Capital Stock; (iv) issuance by the Company or any Company Subsidiary of Equity Interests representing 20% or more of the aggregate voting power of the then-outstanding Company Capital Stock; (v) merger, business combination, consolidation, share exchange, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the Company or any Company Subsidiary; or (vi) any combination of the foregoing types of transactions if the total percentage of the Company’s consolidated assets or revenues involved is 20% or more, or if such Person or group (or the stockholders of such Person or group) would acquire beneficial ownership or the right to acquire beneficial ownership of Equity Interests representing 20% or more of the aggregate voting power of the then-outstanding Company Capital Stock.

“Company Trade Secrets” means all rights under applicable US state trade secret laws as are applicable to know-how and confidential information that are material to the business of the Company or Company subsidiaries as presently conducted.

“Company Warrants” means those certain Warrants issued by the Company on April 29, 2022, in each case with an exercise price of $9.15621 per share of Company Common Stock.

“Contract” means any contract, agreement, loan, debenture, note, bond, mortgage, indenture, deed of trust, license, lease or any other instrument, obligation or arrangement (including any amendments thereto), whether written or oral.

“Convertible Notes” means those certain Convertible Promissory Notes of the Company in the aggregate principal amount of $6,297,000, which shall be converted into Company Capital Stock immediately prior to Closing.

“Data Privacy and Security Requirements” means the following, in each case to the extent relating to the conduct of the Business of the Company: (a) all Privacy and Security Laws; (b) the Company’s own external past and present rules, policies, and procedures related to privacy, security (including security breach notification) requirements, protection, security or Processing of Personal Information; (c) codes of conduct to which the Company is bound, requirements of self-regulatory bodies and the Payment Card Industry Data Security Standard; and (d) Contracts or other representations, obligations, or commitments (including security controls) with respect to data Processing, privacy or security to which the Company is bound or has made or agreed to comply with.

“Environmental Laws” means any and all Laws as in effect as of the date hereof, Judgments and Permits issued, promulgated or entered into by or with any Governmental Entity, relating to pollution or protection of the environment, the preservation or reclamation of natural resources or to the management, Release or threatened Release of Hazardous Materials.

“Environmental Permits” means any permit, registration, identification number, license and other authorization required under any applicable Environmental Law.

“Equity Interest” means, with respect to any Person, any share, capital stock, partnership, membership or similar interest or other indicia of equity ownership (including any option, warrant, profits interest, phantom equity, stock appreciation or similar right, or security or right convertible, exchangeable or exercisable therefor or other instrument or right the value of which is based on any of the foregoing) in such Person, including any right to (a) any distributive share of net income, net losses and other items of income, gain, loss and deduction of such Person; (b) any distributive share of the assets of such Person; (c) to vote on, consent to or otherwise participate in any decision of the Equityholders as provided in the Organizational Documents of such Person or applicable Law; and (d) any other benefits provided in the Organizational Documents of such Person or applicable Law.

“Equityholders” means, collectively, the Common Holders, and the Preferred Holders.

“Equityholders Representative” means Anthony Iacovone.

“Escrow Agent” means Securities Transfer Corporation.

“Escrow Agreement” means that certain Escrow Agreement, substantially in the form attached hereto as Exhibit E.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

“Fraud” means common law fraud under the laws of the State of Delaware.

“Fundamental Representations” means the representations and warranties set forth in Error! Reference source not found. (Organization, Standing and Power), Error! Reference source not found.2 (Capitalization) Error! Reference source not found.3 (Authority), Error! Reference source not found. (No Conflicts’ Consents), Error! Reference source not found. (Intellectual Property), Error! Reference source not found. (Brokers), Error! Reference source not found. (Organization; Authorization), Error! Reference source not found. (Authority), and Error! Reference source not found. (Brokers).

“GAAP” means United States generally accepted accounting principles, as in effect from time to time.

“Hazardous Materials” means (a) any and all radioactive materials or wastes, petroleum (including crude oil or any fraction thereof) or petroleum distillates, asbestos or asbestos containing materials and urea formaldehyde foam, and (b) any other wastes, materials, chemicals or substances regulated pursuant to any Environmental Law.

“Indemnified Taxes” “ means (a) any Taxes of the Company or any Company Subsidiary with respect to any taxable period (or portion thereof) ending on or prior to the Closing Date; (b) any Taxes attributable to any inaccuracy in or breach of any of the representations and warranties set forth in Section 3.13 or any covenant related to Taxes ; (c) any Taxes of any member of an affiliated, consolidated, combined, or unitary group of which the Company or a Company Subsidiary is or was a member on or prior to the Closing Date by reason of a liability under Treasury Regulation Section 1.1502-6 or any comparable provisions of foreign, state, or local Law; (d) any Taxes of any other Person imposed on the Company or any Company Subsidiary arising under the principles of transferee or successor liability, by contract, by operation of Law, or otherwise relating to an event or transaction occurring before the Closing Date and (e) any Tax that is a social security, Medicare, unemployment or other employment, withholding, payroll Tax or similar amount or employee insurance owed by the Company as a result of any payment made pursuant to this Agreement.

“Indemnity Escrow Account” means the account established to receive the Indemnity Escrow Amount and to be maintained by the Escrow Agent pursuant to the Escrow Agreement.

“Indemnity Escrow Amount” means an amount equal to 3,000,000 Parent Restricted Shares.

“Intellectual Property” means any and all of the following, including all statutory and/or common-law rights to the extent protectable by applicable Law throughout the world in, arising out of, or associated therewith: (a) all United States and foreign patents and utility models and applications therefor (including provisional and non-provisional applications) and all reissues, divisions, renewals, extensions, continuations and continuations in part thereof (collectively, “Patents”); (b) all proprietary information, know-how, and materials, whether tangible or intangible, including product ideas, formulae, compositions, blends, processes, research and development information, product or manufacturing specifications, methods and procedures, customer and supplier lists and other Trade Secrets; (c) copyrights and all other rights corresponding thereto in any works of authorship, including Software (collectively, “Copyrights”); (d) all trademarks, service marks, trade names, corporate names, logos, trade dress and other indicia of source, together with all of the goodwill associated with the foregoing (collectively, “Trademarks”); (e) all rights in databases and data collections (including knowledge databases, customer lists and customer databases); (f) all domain names and social media handles; (g) name and likeness rights; (h) moral rights; (i) any registrations of or applications to register any of the foregoing; and (j) all rights to sue at law or in equity for any past, present or future infringement or violation of any of the rights to any of the foregoing, including the right to receive all damages and proceeds therefrom.

“IT Systems” means computers, servers, workstations, routers, hubs, switches, data communicates lines, networks, electronic data processing, communications and telecommunications systems and devices, account management, inventory management and other computer systems (including all Software, databases, firmware, hardware, and related documentation) and Internet websites, and all other information technology equipment owned, leased, licensed or otherwise in the possession or control or used by the Company.

“Judgment” means any judgment, order, decree, award, ruling, decision, verdict, subpoena, injunction or settlement entered, issued, made or rendered by any Governmental Entity or other Person (in each case whether temporary, preliminary or permanent).

“Knowledge” when used with respect to (a) Parent, means the actual knowledge (after due inquiry) as of the date hereof of any fact, circumstance or condition of those officers of Parent and Merger Sub set forth on Exhibit B, and (b) the Company, means the actual knowledge (after due inquiry) as of the date hereof of any fact, circumstance or condition of those officers of the Company set forth on Exhibit C.

“Law” means any federal, state, local, foreign, international or multinational treaty, constitution, statute or other law, ordinance, rule or regulation, including the rules and regulations of any national securities exchange on which the Company Common Stock is listed for trading.

“Liability” means any liability, commitment, debt, claim, demand, expense or obligation (whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated and due or to become due).

“Lien” means any mortgage, lien, security interest, pledge, reservation, equitable interest, charge, easement, lease, sublease, conditional sale or other title retention agreement, right of first refusal, hypothecation, covenant, servitude, right of way, variance, option, warrant, claim, community property interest, restriction (including any restriction on use, voting, transfer, alienation, receipt of income or exercise of any other attribute of ownership) or encumbrance of any kind.

“Lock-Up Agreement” means the Lock-Up Agreement to be entered into by and between Parent and Anthony Iacovone at the Closing, substantially in the form attached hereto as Exhibit D.

“Losses” means, collectively, all losses, Liabilities (including loss of benefits), costs, damages, suits, deficiencies, interest, Taxes, fines, penalties, expenses (including reasonable fees and expenses of investigation and defense and outside attorneys and other professionals’ fees), amounts paid in settlement, judgments, awards, court costs and other expenses of litigation.

“NASDAQ” means the NASDAQ Stock Market.

“Option” means an option to acquire shares of Common Stock granted under the Company Stock Option Plan.

“Optionholder” means a Person holding an outstanding Option immediately prior to the Effective Time.

“Ordinary Course of Business” means, with respect to an action taken by any Person, an action that is consistent with the past practices of such Person or that is otherwise taken in the ordinary course of the normal day-to-day operations of the business of such Person.

“Organizational Documents” means the organizational documents of a non-natural Person, including, as applicable, the charter, or certificate or articles of incorporation, bylaws, articles of organization or certificate of formation, operating agreement, partnership agreement, trust agreement or similar governing documents, and shareholder register, in each case, as amended.

“Parent Common Stock Price” means the volume weighted average price per share (calculated to the nearest one-hundredth of one cent) of Parent Common Stock on NASDAQ, for the period of twenty consecutive trading days immediately preceding (but not including) the Closing Date, as calculated by Bloomberg Financial LP under the function “VWAP.”

“Parent ERISA Affiliate” means each Parent Subsidiary and any other person or entity under common control with the Parent or any Parent Subsidiaries within the meaning of Section 414(b), (c), (m) or (o) of the Code and the regulations issued thereunder or Section 4001(b)(i) of ERISA.

“Parent Intellectual Property” means all material Intellectual Property: (i) owned by Parent or any Parent Subsidiaries; and (ii) used by Parent or any Parent Subsidiaries in the business of Parent or the Parent Subsidiaries as of the date hereof.

“Parent Material Adverse Effect” means any effect, or any change, event, development, state of facts or occurrence, individually or in the aggregate, materially adverse on or to the (a) business, assets, liabilities, financial condition or results of operations of Parent and the Parent Subsidiaries, taken as a whole, or (b) ability of Parent and Merger Sub to consummate timely the Merger and the other Transactions; provided, however, that none of the following shall be taken into account in determining whether a “Parent Material Adverse Effect” has occurred or would be reasonably likely to occur: (i) changes in financial, securities or currency markets, changes in prevailing interest rates or exchange rates, changes in general economic or political conditions, changes in the industry in which the Company or any Company Subsidiary operates, changes in commodity prices, (ii) any hurricane, tornado, flood, tsunami, earthquake or other natural disaster, pandemic or act of God, (iii) any attack, outbreak, hostility, terrorist activity, act or declaration of war or act of public enemies or other calamity, crisis or geopolitical event, (iv) changes in Law or in any interpretation of any Law, or changes in regulatory conditions in the jurisdictions in which the Company or any Company Subsidiary operates, (v) changes in GAAP or any authoritative interpretation thereof, (vi) any failure of Parent to meet its internal or published earnings, revenue, cash flows or EBITDA forecasts or projections (but not the underlying causes of such failure), (vii) the negotiation, announcement, execution, delivery, consummation or pendency of this Agreement or of the Transactions (including any effect thereof on the relationships of Parent or any Parent Subsidiary with any Governmental Entity and with their stockholders, insurers, customers, suppliers, employees or competitors; provided, that Parent complies in all material respects with its covenants and agreements in the first sentence in the prefatory paragraph of Section 5.02), (viii) any litigation arising from any alleged breach of fiduciary duty on the part of the Parent Board or other violation of Law relating to this Agreement or the Transactions, (ix) any action taken or omission to act by Parent or its controlled Affiliates that is expressly required by this Agreement, (x) actions taken or not taken at the request of the Company, or (xi) any breach, violation or non-performance by the Company or any of its controlled Affiliates of any of their obligations under this Agreement; provided, however, that any effects resulting from the matters referred to in clause (i), (ii), (iii) or (iv) above shall not be disregarded and shall be taken into account for purposes of determining whether a Parent Material Adverse Effect has occurred or would be reasonably likely to occur, to the extent of any disproportionate impact thereof on Parent and the Parent Subsidiaries, taken as a whole, as compared to other companies operating in Parent’s industry. Declines in the trading prices of Parent Common Stock, in and of themselves, shall not constitute or contribute to a “Parent Material Adverse Effect,” but the underlying causes thereof may constitute or contribute to a Parent Material Adverse Effect if not otherwise excluded from this definition.

“Parent Options” means any options to purchase shares of Parent Common Stock granted under the Parent Stock Plan.

“Parent Restricted Stock” has the meaning as set forth in the recitals.

“Parent Stock Plan” means the 2023 Equity Incentive Plan.

“Permitted Lien” means (a) such Liens as are set forth in Company Schedule 3.07 or 3.08(a), (b) mechanics’, carriers’, workmen’s, repairmen’s or other like Liens arising or incurred in the Ordinary Course of Business, Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the Ordinary Course of Business and Liens for Taxes that are not due and payable or that may hereafter be paid without penalty, (c) Liens that secure obligations reflected on the most recent balance sheet included in the Company Financial Statements or Liens the existence of which is referred to in the notes to the most recent balance sheet included in the Company Financial Statements and Liens incurred in the Ordinary Course of Business since the date of the most recent such Company Financial Statements, (d) easements, covenants, rights-of-way and other similar restrictions of record, (e) any conditions that may be shown by a current, accurate survey or physical inspection of any Company Property made before the Closing, (f) (i) zoning, building and other similar restrictions, (ii) Liens that have been placed by any developer, landlord or other third party on property over which the Company or any Company Subsidiary has easement rights or on any Parent or Company Leased Property and subordination or similar agreements relating thereto, and (iii) unrecorded easements, covenants, rights-of-way and other similar restrictions, and (g) imperfections of title or encumbrances that, individually or in the aggregate, do not impair materially the use of the assets to which they relate in the conduct of the business of the Company and the Company Subsidiaries as presently conducted.

“Person” means any individual, firm, corporation, partnership, limited liability company, trust, joint venture, Governmental Entity or other entity.

“Personal Information” means all information that identifies, could be used to identify or is otherwise identifiable with an individual or a device, including name, physical address, telephone number, email address, financial information, financial account number, payment card data, government-issued identifier (including Social Security number, driver’s license number, passport number), medical, health, or insurance information, gender, date of birth, educational or employment information, and any other data used or intended to be used to identify, contact or precisely locate an individual (e.g., geolocation data), cookies and similar technologies, IP addresses, unique online identifiers and unique device identifiers), and any other information that is otherwise protected by or subject to any Privacy and Security Law or defined as “personal information,” “personal data,” “personally identifiable information,” “personally identifiable data,” “protected health information” or a definition provided by the Company for any similar term in any of the Company’s privacy policies or any Contract.

“Preferred Holder” means the holders of Preferred Stock immediately prior to the Effective Time.

“Preferred Stock” means, Series Seed-1 Preferred Stock of the Company, Series Seed-2 Preferred Stock of the Company, and Series Seed-3 Preferred Stock of the Company.

“Privacy and Security Laws” means all (a) applicable Laws concerning Processing, data protection, privacy, security or other similar Laws (including any security breach notification requirements), including Laws focusing on specific industries, specific categories of data or specific groups of individuals and address how Personal Information has to be Processed or how the privacy of individuals has to be protected; and (b) mandatory industry guidelines (whether statutory or non-statutory) or mandatory codes of practice issued by the relevant supervisory authority relating to data protection, privacy or security. Privacy and Security Laws include the Health Insurance Portability and Accountability Act (HIPAA), the Health Information Technology for Economic and Clinical Health (HITECH) Act, the Federal Trade Commission Act, the Gramm-Leach-Bliley Act, the Fair Credit Reporting Act, the Fair and Accurate Credit Transactions Act, the CAN-SPAM Act, the Telephone Consumer Protection Act, the Telemarketing and Consumer Fraud and Abuse Prevention Act, the Privacy Act of 1974, the Social Security Number Fraud Prevention Act of 2017, the Children’s Online Privacy Protection Act, the California Consumer Privacy Act, the California Privacy Rights Act, the Personal Information Protection and Electronic Documents Act (Canada), the Regulation 2016/679 of the European Parliament and of the Council of 27 April 2016 (also referred to as the General Data Protection Regulation or GDPR), the Privacy and Electronic Communications (EC Directive) Regulations 2003, the UK privacy laws (including the UK Data Protection Act 2018), state data breach notification Laws and sales and marketing Laws, and other applicable data privacy and data protection Laws.

“Pro Rata Percentage” means, with respect to an Equityholder, the portion that the Merger Consideration received by such Equityholder bears to the Merger Consideration.

“Proceeding” demand, controversy, action, cause of action, claim, lawsuit, charge, allegation, complaint, audit, investigation, examination, arbitration, mediation, hearing, inquiry, litigation, suit or other proceeding and whether civil, criminal or administrative and whether public or private.

“Related Person” means, with respect to any Person, (a) the former, current and future stockholders, Representatives, Affiliates and assignees of such Person; and (b) any former, current or future stockholder, Representative, Affiliate or assignee of any Person described in clause (a).

“Release” means any spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching, dumping, pouring or emanation of any Hazardous Material in, into, onto or through the environment (including ambient air, surface water, ground water, soils, land surface or subsurface strata).

“Representative” means, with respect to any Person, any direct or indirect subsidiary of such Person, or any officer, director, employee, controlled Affiliate, investment banker, attorney, accountant or other agent, consultant, advisor or representative of such Person or any direct or indirect subsidiary of such Person.

“SAFE” means any right to purchase Equity Interests of the Company pursuant to SAFE Agreements entered into by the Company.

“SAFE Agreement” means a simple agreement for future equity.

“SAFE Investor” means any Person to whom a SAFE is issued pursuant to a SAFE Agreement.

“SBA” means the Small Business Administration.

“SBA Loan” means SBA Loan Number 353937809, in the original principal amount of $42,000.00

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the United States Securities Act of 1933, as amended.

“Security Incident” means any action or occurrence that results in an actual, suspected, alleged or potentially likely cyber or security incident that could have an adverse effect on the IT Systems or any data (including Personal Information) or the Processing thereof, including an occurrence that actually or potentially likely jeopardizes the confidentiality, integrity, or availability of any IT Systems or any such data, including any unauthorized Processing involving IT Systems or data (including Personal Information) or any loss, distribution, compromise or unauthorized disclosure of any of the foregoing.

“Software” means any and all (a) computer programs, tools and applications, including any and all software implementations of algorithms, program interfaces, and any of the foregoing provided as a service, (b) databases and compilations, including any and all data and collections of data, and (c) all user documentation, including user manuals and training materials, relating to any of the foregoing.

A “subsidiary” of any Person means another Person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, a majority of the Equity Interests of which) is owned directly or indirectly by such first Person.

“Tax” or “Taxes” means, however denominated, any and all taxes, assessments, customs, duties, levies, fees, tariffs, imposts, deficiencies and other governmental charges of any kind whatsoever (including, but not limited to, taxes on or with respect to net or gross income, franchise, profits, gross receipts, capital, sales, use, ad valorem, value added, transfer, real property transfer, transfer gains, transfer taxes, inventory, escheats, unclaimed property, capital stock, license, payroll, employment, social security, unemployment, severance, occupation, real or personal property, estimated taxes, rent, excise, occupancy, recordation, bulk transfer, intangibles, alternative minimum, doing business, withholding and stamp and taxes arising under Treasury Regulation Section 1.1502-6 (or any comparable state or local Law) as a transferee or successor, by contract, or otherwise), together with any interest thereon, penalties, fines, damages costs, fees, additions to tax or additional amounts with respect thereto, imposed by any federal, state or local taxing authority of any jurisdiction.

“Tax Return” means all federal, state, local, provincial and foreign Tax returns, declarations, statements, reports, schedules, forms and information returns and any amended Tax return relating to Taxes, including any attachment thereto.

“Trade Secrets” means any and all information, including a formula, pattern, compilation, program, device, method, technique, or process that is not generally known, is not readily ascertainable by proper means, and derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by other Persons who can obtain economic value from its disclosure or use.

“Transactions” means the transactions contemplated by this Agreement and the other related documents

“Willful breach” means a material breach of this Agreement that is the consequence of an act or omission by a party with the actual knowledge that the taking of such act or failure to take such action would be a material breach of this Agreement.

Section 10.04 Interpretation. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. When in this Agreement reference is made to any determination of the Company Board or the Parent Board, as applicable, or reference is made to any action required to be made or taken by the Company or Parent pursuant to this Agreement through the Company Board or the Parent Board, as applicable, such references shall be deemed to further state and require (if not expressly contained in such references) that such determination or action required to be made or taken by the Company Board or the Parent Board, as applicable, pursuant to this Agreement shall be made and taken in good faith, After Consultation. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” When used in this Agreement, the term “or” shall not be exclusive and shall be construed in the inclusive sense of “and/or.” Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns. Any disclosure set forth in any Company Schedule or Parent Schedule shall be deemed set forth for purposes of any other Company Schedule or Parent Schedule, as the case may be, to which such disclosure is relevant, to the extent that it is reasonably apparent that such disclosure is relevant to such other Schedule. All representations and warranties set forth in this Agreement are contractual in nature only and subject to the sole and exclusive remedies set forth herein. No Person is asserting the truth of any representation and warranty set forth in this Agreement; rather the parties have agreed that if any representations and warranties of any party prove untrue, the other party shall have the specific, express rights and remedies herein specified as the exclusive remedy therefor, but that no other rights, remedies or causes of action (whether in law or in equity or whether in contract or in tort) are permitted to any party hereto as a result of the untruth of any such representation and warranty. Any document, list or other item shall be deemed to have been “made available” to Parent or the Company, as applicable, for all purposes of this Agreement if such document, list or other item was, not later than three (3) Business Days prior to the date of this Agreement, posted in the electronic data room established by the Company or Parent, as applicable, in connection with the Transactions, or was made available on the SEC’s public website, or a physical or electronic copy thereof was delivered or otherwise made available to the Company or Parent, as applicable, or its Representatives.

Section 10.05 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that Transactions are fulfilled to the extent possible.

Section 10.06 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

Section 10.07 Entire Agreement; No Third-Party Beneficiaries. This Agreement, including the Exhibits and Schedules hereto and the Confidentiality Agreement, constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the Transactions. This Agreement, including the Exhibits and Schedules hereto, are not intended to confer upon any Person other than the parties any rights or remedies, except for the right of the Company on behalf of its stockholders and holders of Company Options, Company Restricted Stock and Company Warrants to pursue damages (including claims for damages based on loss of the economic benefits of the Transactions to the holders of Company Common Stock, holders of Company Options, holders of Company Restricted Stock and holders of Company Warrants, it being acknowledged and agreed that the loss of such economic benefits shall not exceed the aggregate value of the Merger Consideration on the date hereof) in the event of Parent’s or Merger Sub’s failure to consummate the Merger due to Parent’s or Merger Sub’s willful breach of this Agreement (assuming the Company is not in willful breach of this Agreement), which right is hereby expressly acknowledged and agreed by Parent and Merger Sub. The rights of third-party beneficiaries referenced in the immediately preceding sentence may be exercised only by the Company (on behalf of its stockholders and holders of Company Options, Company Restricted Stock and Company Warrants as their agent) through action expressly approved by the Company Board, and no stockholder of the Company or holder of Company Options, Company Restricted Stock or Company Warrants whether purporting to act in its capacity as a stockholder or holder of Company Options, Company Restricted Stock or Company Warrants purporting to assert any right (derivatively or otherwise) on behalf of the Company, shall have any right or ability to exercise or cause the exercise of any such right. Notwithstanding the foregoing, following the Effective Time the provisions of Sections 2.01 (Effect on Capital Stock) and 2.02 (Exchange of Certificates) shall be enforceable by holders of Certificates and the provisions of Section 2.03 (Treatment of Company Options, Company Restricted Stock, Company Equity Plans and Company Warrants) shall be enforceable by holders of Company Options, Company Restricted Stock and Company Warrants. The parties hereto have voluntarily agreed to define their rights, liabilities and obligations respecting the business combination of the Company and Parent exclusively in contract pursuant to the express terms and provisions of this Agreement; and the parties hereto expressly disclaim that they are owed any duties or are entitled to any remedies not expressly set forth in this Agreement. Furthermore, the parties each hereby acknowledge that this Agreement embodies the justifiable expectations of sophisticated parties derived from arm’s-length negotiations. All parties to this Agreement specifically acknowledge that no party has any special relationship with another party that would justify any expectation beyond that of an ordinary buyer and an ordinary seller in an arm’s-length transaction. The sole and exclusive remedies for any breach of the terms and provisions of this Agreement (including any representations and warranties set forth herein, made in connection herewith or as an inducement to enter into this Agreement) or any claim or cause of action otherwise arising out of or related to the acquisition of the Company or the other Transactions or this Agreement shall be those remedies available at law or in equity for breach of contract only (as such contractual remedies have been further expanded, limited or excluded pursuant to the express terms of this Agreement). The parties hereby agree that no party hereto shall have any remedy or cause of action (whether in contract or in tort) for any statements, communications, disclosures, failures to disclose, representations or warranties not set forth in this Agreement.

Section 10.08 Governing Law. THIS AGREEMENT, AND ALL CLAIMS OR CAUSES OF ACTION (WHETHER IN CONTRACT, TORT OR OTHERWISE) THAT MAY BE BASED UPON, ARISE OUT OF OR RELATE TO THIS AGREEMENT, OR THE NEGOTIATION, EXECUTION OR PERFORMANCE OF THIS AGREEMENT (INCLUDING ANY CLAIM OR CAUSE OF ACTION BASED UPON, ARISING OUT OF OR RELATED TO ANY REPRESENTATION OR WARRANTY MADE IN OR IN CONNECTION WITH THIS AGREEMENT OR AS AN INDUCEMENT OR CONDITION TO ENTER INTO THIS AGREEMENT), SHALL BE GOVERNED BY THE INTERNAL SUBSTANTIVE AND PROCEDURAL LAWS OF THE STATE OF DELAWARE APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE, WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES OF SUCH STATE.

Section 10.09 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties, except that Merger Sub may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to Parent or to any direct or indirect wholly-owned subsidiary of Parent, but no such assignment shall relieve Merger Sub of any of its obligations under this Agreement. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

Section 10.10 Equityholders’ Represenative.

Equityholders’ Representative. Each Equityholder hereby authorizes, directs and to act Anthony Iacovone as sole and exclusive agent, attorney-in-fact and representative (the “Equityholders’ Representative”) and authorizes and directs the Equityholders’ Representative to (i) take any and all actions (including executing and delivering any documents, incurring any costs and expenses on behalf of the Equityholders and making any and all determinations) which may be required or permitted by this Agreement to be taken by the Equityholders, (ii) exercise such other rights, power and authority, as are authorized, delegated and granted to the Equityholders’ Representative pursuant to this Agreement, any Ancillary Agreement, or any Transmittal Letter, and (iii) exercise such rights, power and authority as are incidental to the foregoing. Any such actions taken, exercises of rights, power or authority, and any decision or determination made by the Equityholders’ Representative consistent therewith, shall be absolutely and irrevocably binding on each Equityholder, and such Equityholder’s successors, as if such holder personally had taken such action, exercised such rights, power or authority or made such decision or determination in such holder’s capacity and all defense which may be available to any Equityholder to contest, negate or disaffirm the action of the Equityholders’ Representative taken in good faith under this Agreement, the Escrow Agreement or the Paying Agent Agreement are waived. Each Equityholder agrees that the Equityholders’ Representative shall not be liable for any actions taken or omitted to be taken under or in connection with this Agreement or the transactions contemplated hereby or thereby, except for such actions taken or omitted to be taken resulting from the Equityholders’ Representative’s willful misconduct. Furthermore, each Equityholder shall be liable, severally (and not jointly), pro rata based upon such Equityholder’s Pro Rata Share, for any expenses (including reasonable attorneys’ fees and expenses) paid or incurred by the Equityholders’ Representative in connection with the performance of its obligations as Equityholders’ Representative, including in the defense of any indemnification claim brought against the Equityholders under Error! Reference source not found. IX. The payment of such expenses shall first be made by the Equityholders’ Representative out of the Reserve Account, and thereafter the Equityholders’ Representative shall have the right to demand payment with respect to such expenses from each Equityholder severally (and not jointly), pro rata based upon each such Equityholder’s Pro Rata Share. The powers, immunities and rights to indemnification granted to the Equityholders’ Representative hereunder: (i) are coupled with an interest and shall be irrevocable and survive the death, incompetence, bankruptcy or liquidation or any Equityholder and shall be binding on any successor thereto and (ii) shall survive the delivery of any assignment by any Equityholder of the whole or any fraction of his her or its interest in the Escrow Amounts.

(b)       The Parties agree that Parent and the Merger Sub shall be entitled to rely on any action taken by the Equityholders’ Representative, on behalf of each of the Equityholders, pursuant to this Error! Reference source not found. (each, an “Authorized Action”), and that each Authorized Action shall be binding on each Equityholder as fully as if such Equityholder had taken such Authorized Action. In addition, each Equityholder hereby releases and discharges Parent and the Merger Sub, from and against any losses arising out of or in connection with the Equityholders’ Representative’s failure to distribute any amounts received by the Equityholders’ Representative on behalf of the Equityholders to such holders. Payment of all amounts paid by Parent to the Equityholders’ Representative shall constitute payment by Parent to each of the Equityholders and satisfaction of Parent’s obligation to pay such amount hereunder (notwithstanding any withholding by the Equityholders’ Representative).

Section 10.11 Venue; Waiver of Trial by Jury.

(a)       Each of the parties (i) irrevocably submits itself to the personal jurisdiction of all state and federal courts sitting in the State of Delaware, including to the jurisdiction of all courts to which an appeal may be taken from such courts, in any Proceeding arising out of or relating to this Agreement, any of the Transactions or any facts and circumstances leading to its execution or performance, (ii) agrees that all claims in respect of any such Proceeding must be brought, heard and determined exclusively in the Court of Chancery of the State of Delaware (provided that, in the event subject matter jurisdiction is declined by or unavailable in the Court of Chancery, then such Proceeding will be heard and determined exclusively in any other state or federal court sitting in the State of Delaware), (iii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from such courts, (iv) agrees not to bring any Proceeding against any other party arising out of or relating to this Agreement, any of the Transactions or any facts and circumstances leading to its execution or performance in any other court and (v) waives any defense of inconvenient forum to the maintenance of any Proceeding so brought. The parties agree that a final judgment in any such Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law. Each of the parties agrees to waive any bond, surety or other security that might be required of any other party with respect to any such Proceeding, including any appeal thereof.

(b)       Each of the parties agrees that service of any process, summons, notice or document in accordance with Section 10.02 (Notices) will be effective service of process for any Proceeding brought against it by the other party in connection with Section 10.11(a); provided, however, that nothing contained herein will affect the right of any party to serve legal process in any other manner permitted by applicable Law. Notwithstanding the foregoing, the consents to jurisdiction set forth in this Section 10.11 will not constitute general consents to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this Section 10.11 and will not be deemed to confer rights on any Person other than the parties.

(c)       EACH OF THE PARTIES HERETO HEREBY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ALL RIGHTS IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE TRANSACTIONS OR THE FACTS OR CIRCUMSTANCES LEADING TO ITS EXECUTION OR PERFORMANCE. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO PARTY OR REPRESENTATIVE OR AFFILIATE THEREOF HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (iii) IT MAKES SUCH WAIVER KNOWINGLY AND VOLUNTARILY AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS CONTAINED IN THIS PARAGRAPH.

[Signature Page Follows]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have duly executed this Agreement, all as of the date first written above.

BIOSYMETRICS, INC.

By:	/s/ Anthony Iacovone
Name: Anthony Iacovone
Title: Chief Executive Officer

RENOVARO, INC.

By:	/s/ David Weinstein
Name: David Weinstein
Title: Chief Executive Officer

RENOVARO ACQUISITION SUB, INC.

By:	s/ David Weinstein
Name: David Weinstein
Title: Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

EXHIBIT A

FORM OF

CERTIFICATE OF INCORPORATION

OF

SURVIVING CORPORATION

ARTICLE I

The name of the corporation (hereinafter called the “Corporation”) is RENOVARO ACQUISITION SUB.

ARTICLE II

The address of the Corporation’s registered office in the State of Delaware is [•], Delaware. The name of the registered agent at such address is [•].

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

ARTICLE IV

The total number of shares of all classes of stock that the Corporation shall have authority to issue is 1,000 shares of Common Stock having the par value of $0.01 per share.

ARTICLE V

The number of directors of the Corporation shall be fixed from time to time by the Board of Directors of the Corporation.

ARTICLE VI

In furtherance and not in limitation of the powers conferred upon it by law, the Board of Directors of the Corporation is expressly authorized to adopt, amend or repeal the Bylaws of the Corporation.

ARTICLE VII

Unless and except to the extent that the Bylaws of the Corporation so require, the election of directors of the Corporation need not be by written ballot.

ARTICLE VIII

To the fullest extent that the General Corporation Law of the State of Delaware or any other law of the State of Delaware as it exists on the date hereof or as it may hereafter be amended permits the limitation or elimination of the liability of directors or officers, no current or former director or officer of the Corporation shall be liable to the Corporation or its current or former stockholders for monetary damages for breach of fiduciary duty as a director or officer. No amendment to, or modification or repeal of, this Article VII shall adversely affect any right or protection of a director or officer of the Corporation existing hereunder with respect to any act or omission occurring prior to such amendment, modification or repeal.

ARTICLE IX

The Corporation shall indemnify and advance expenses to, and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person (an “Indemnitee”) who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that he, or a person for whom he is the legal representative, is or was a director or an officer of the Corporation or, while a director or an officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, limited liability company, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such Indemnitee. Notwithstanding the preceding sentence, the Corporation shall be required to indemnify, or advance expenses to, an Indemnitee in connection with a Proceeding (or part thereof) commenced by such Indemnitee only if the commencement of such Proceeding (or part thereof) by the Indemnitee was authorized by the Board of Directors of the Corporation.

EXHIBIT B

PARENT KNOWLEDGE GROUP

● David Weinstein

● Nathan Fuentes

B-1

EXHIBIT C

COMPANY KNOWLEDGE GROUP

● Anthony Iacovone

● Gabriel Musso

C-1